Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (“Agreement”), between Amazon Logistics, Inc., a Delaware corporation (“Amazon”) and Lion Buses Inc. (D/B/A The Lion Electric Company), a Québec corporation (“Manufacturer”), is effective as of June 29, 2020 (“Effective Date”). Each of Purchaser (as defined below) and Manufacturer are referred to individually as a “Party” and collectively the “Parties.”

This Agreement consists of (and any references to the “Agreement” shall include):

•	The attached addenda (“Addenda”):

•	Addendum A: General Terms and Conditions

•	Addendum B: Initial Work Order

•	Addendum C: InfoSec Policy

•	Addendum D: Personnel Suitability Requirements

•	Any other applicable Orders

•	The NDA

Contact Information for Notices:

Amazon		Manufacturer
Amazon 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. fax: [***] Attn: Senior Manager – Procurement		Lion Buses Inc. 921 ch. de la Rivière-du- Nord Saint-Jérôme (Québec) J7Y5G2 Canada Attn: [***]

With a copy to:		With a copy to:

By mail: c/o Amazon P.O. Box 81226 Seattle, WA 98108- 1226 U.S.A. Attn: General Counsel [***]	By courier or personal delivery: Amazon 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. Attn: General Counsel [***]	By mail, courier or personal delivery: Lion Buses Inc. 921 ch. de la Rivière-du- Nord Saint-Jérôme (Québec) J7Y5G2 Canada [***]

Each Party may update its contacts above by notice to the other. Routine business and technical correspondence must be in English, and may be in electronic form. All legal notices given under this Agreement must be provided in accordance with Section 14.1 of Addendum A (Notices).

This Agreement is executed by duly authorized representatives of the parties to be effective as of the Effective Date.

Amazon Amazon Logistics, Inc.	Manufacturer Lion Buses Inc. (DBA The Lion Electric Company)

Signature: /s/ [***]	Signature: /s/ Marc Bédard

Printed Name: [***]	Printed Name: Marc Bédard

Title: Vice President	Title: Founder - CEO

Date: July 6, 2020	Date: juin 30, 2020

2

Addendum A

GENERAL TERMS AND CONDITIONS

1.	SCOPE OF AGREEMENT.

1.1

Products and Services; Orders. Manufacturer will provide the goods and services identified in each Order issued pursuant to this Agreement (such goods, “Products”; such services, “Services”). “Order” means either a statement of work executed by Manufacturer and Purchaser (“Work Order”) or a purchase order delivered by Purchaser and accepted by Manufacturer (along with accompanying purchase details, a “Purchase Order”). The initial Work Order is attached as Addendum B to this Agreement. Any additional Work Orders entered into hereunder will be in substantially the same form as the initial Work Order. A Work Order shall be binding on both Parties only after it is signed by both Parties. Unless a different acceptance process is specified in a Work Order, then a Purchase Order is deemed to have been accepted and therefore binding on both Parties if Manufacturer: (a) signs and returns it to Purchaser; (b) begins performance; or (c) acknowledges acceptance in writing by e-mail, facsimile, or any other commercially reasonable means.

1.2	Extension to Affiliates.

(A)

“Affiliate” means, with respect to a particular person, any entity that directly or indirectly controls, is controlled by, or is under common control with such person (it being understood that “control” (including the terms “controlled,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person).

(B)

Any Affiliate of Amazon will have the right to enter into Work Orders (or a Purchase Order under an existing Work Order) with Manufacturer under this Agreement (together, Amazon and any such Affiliate, the “Purchaser”). This Agreement will apply to each such Order as if the Affiliate was a signatory to the Agreement. With respect to such Orders, such Affiliate becomes a party to this Agreement and references to Purchaser in this Agreement are deemed to be references to such Affiliate. Each Order is a separate obligation of the Purchaser entity or entities that execute(s) the applicable Work Order or issue(s) the applicable Purchase Order, and no other Purchaser entity has any liability or obligation under such Order.

(C)

Any Affiliate of Manufacturer will have the right to enter into Work Orders (but not Purchase Orders under an existing Work Order unless such Affiliate is The Lion Electric Co. USA Inc. or otherwise agreed separately in writing) with Purchaser under this Agreement. This Agreement will apply to each such Order as if the Affiliate was a signatory to the Agreement. With respect to such Orders, such Affiliate becomes a party to this Agreement and references to Manufacturer in this Agreement are deemed to be references to such Affiliate. For clarity, Manufacturer will be entitled to sell Products to an Affiliate prior to selling them to Purchaser. Notwithstanding the foregoing, Manufacturer shall be responsible for the full performance of the obligations of any of its Affiliates under this Agreement at all times, and shall be jointly and severally liable for any of its Affiliates’ acts or omissions in connection with this Agreement. Unless otherwise agreed in advance in writing, all transactions for the sale of Products and Services hereunder will be between Purchaser and The Lion Electric Co. USA Inc. (Manufacturer’s U.S.-based Affiliate).

2.	PRICE AND PAYMENT.

2.1

Price. Purchaser (or Purchaser’s designee, e.g., a third-party financier) will pay Manufacturer the amount specified in an Order for the relevant Products and Services. Prices and discounts for Products and Services are firm unless otherwise specified in the applicable Work Order governing the relevant Purchase Order issued thereunder. Except as expressly provided in this Agreement, Manufacturer is entitled to no other compensation or reimbursement for or in connection with its delivery of Products and Services. Except as expressly provided in this Agreement, each Party will bear sole responsibility for all expenses incurred by it in connection with its performance under this Agreement. The price for any Product or Service will be in U.S. dollars, irrespective of the country where the Product is manufactured or delivered, or the Service is consumed by Purchaser.

2.2

Quantity; Non-Binding Estimates. This Agreement is non-exclusive and does not obligate (a) Purchaser to purchase Product from Manufacturer or to engage Manufacturer to perform any Services or (b) Manufacturer to sell any Product or perform any Services until both Parties have entered into an Order and then only to the extent specified in the Order and subject to the terms of this Agreement. Except as set forth in an Order, Purchaser makes no representation or promise as to the amount of business Manufacturer can expect at any time under this Agreement. If Purchaser provides any estimates of its needs, then except to the extent set forth in the applicable Work Order, the estimates are only for the Parties’ convenience and are non-binding. Purchaser will not be liable for any actions taken by Manufacturer (or its Personnel) based on any estimates.

2.3

Invoicing; Payment Terms. Manufacturer will be entitled to issue invoices for Products to Purchaser after the earlier to occur of: (i) [***] following the delivery of the Products at the Purchaser’s business address or such other location (e.g., third-party up-fitter facility) as specified in the applicable Order in accordance with Section 3.4; and (ii) acceptance of the Product by Purchaser. For clarity, Manufacturer will be entitled to issue an invoice after each instance where Products are accepted or delivered using the methodology described in the preceding sentence, and Manufacturer will not be required to wait until all Products under a given Order are delivered or accepted to issue an invoice. Unless otherwise agreed in an Order, Services will be invoiced on a monthly basis in arrears. Purchaser (or its designee) will remit all properly payable amounts on any invoice within the later of (x) sixty (60) days following the receipt of such invoice or (y) acceptance of the corresponding Products or Services. Each invoice will be in form and content reasonably acceptable to Purchaser and will contain reasonable detail describing the basis for the invoiced amounts, including a reference to the applicable Order, and a reasonable description of all Products delivered and Services performed. Manufacturer will furnish such receipts, documents and other supporting materials as Purchaser may reasonably request to verify the contents and accuracy of any invoice. Payments may be made according to Purchaser’s then-current payment policies, which may include electronic payment, provided however that if payments are made by means other than electronic payment (e.g., cheque), such payment will be received by the Manufacturer within the timeframe provided for in this Section 2.3. Payment of an invoice without asserting a dispute is not a waiver of any claim or right. Purchaser is not required to pay invoices received more than one hundred twenty (120) days after acceptance of the Product or Services covered by the invoice, provided however that the foregoing will not apply to any invoice that is required by Purchaser to be re-issued to correct any inaccuracy or error to the extent that the original invoice was received not more than one hundred twenty (120) days after acceptance of the Product or Services and the revised invoice is received within one hundred twenty (120) days after Purchaser has instructed Manufacturer to re-issue the invoice.

2.4

Taxes. Manufacturer may charge and Purchaser will pay to Manufacturer all applicable federal, state, provincial or local sales or use taxes, value added taxes or any other taxes that Manufacturer is legally obligated to pay, charge or collect, including, for greater certainty, goods and services tax/harmonized sales tax and Québec sales tax (collectively “Taxes”), provided that: (a) such Taxes are stated on the original invoice that Manufacturer provides to Purchaser; and (b)

Manufacturer’s invoices state such Taxes separately and meet the appropriate tax requirements for a valid tax invoice. Manufacturer and Purchaser shall cooperate with each other and take any reasonable actions required to minimize or eliminate the application of unrecoverable Taxes. Throughout the term of this Agreement, Manufacturer will provide Purchaser with any reasonably requested forms, documents, or certifications as may be reasonably required for Purchaser to satisfy any information reporting obligations with respect to any payments under this Agreement. For clarity, the purchase price [***] of any Products or Services will be exclusive of any Taxes (including any unrecoverable Taxes that Manufacturer or an Affiliate of Manufacturer may be required to charge, collect or pay for a Product sold by Manufacturer to an Affiliate of Manufacturer as the case may be, in each case, to the extent that such Taxes would have been payable if the Product had been sold by Manufacturer to Purchaser).

2.5

Environmental Fees and Other Government Charges. Manufacturer may charge and Purchaser will pay to Manufacturer any applicable federal, state, or local environmental charge or fee, and any other similar required charges or fees, provided that such charges or fees are: (a) separately stated on the same invoice as the underlying charge for the applicable Product; and (b) required under applicable Laws (as defined in Section 6.1) to be charged by Manufacturer or collected by Manufacturer from Purchaser with respect to Products purchased under this Agreement for which such charge or fee is applicable (collectively, “Fees”). For clarity, the purchase price [***] of any Products or Services will be exclusive of any Fees (including any unrecoverable Fees that Manufacturer or an Affiliate of Manufacturer may be required to charge, collect or pay for a Product sold by Manufacturer to an Affiliate of Manufacturer as the case may be, in each case, to the extent that such Fee would have been owed by Purchaser to Manufacturer if the Product had been sold directly by Manufacturer to Purchaser rather than from Manufacturer to an Affiliate then to Purchaser). Manufacturer will not charge, and Purchaser will not be required to pay, any charge or fee which is not required under applicable Laws to be charged or paid by Manufacturer (or an Affiliate of Manufacturer) or collected by Manufacturer (or an Affiliate of Manufacturer) from Purchaser.

3.	DELIVERY AND ACCEPTANCE.

3.1	Delivery Times.

(A)

Manufacturer will deliver the Products in accordance with the delivery terms specified in Section 3.4 below, at the destination specified in the applicable Order and by the delivery dates agreed by the Parties in an accepted Purchase Order (each such date, a “Delivery Date”), unless (x) any such date is extended by mutual agreement of the Parties; or (y) delivery is delayed due to an Excusable Delay (as defined below). As soon as reasonably practicable after learning of any cause or condition that will delay the delivery of any Products, Manufacturer will notify Purchaser of such anticipated or actual delay, the reasons for such delay, and the actions being taken to overcome or minimize the delay.

(B)

Manufacturer will not be liable for any delay in delivery (or performance of Services as applicable) to the extent that such delay results from an Excusable Delay. The foregoing shall be subject to Manufacturer notifying Purchaser and continually using commercially reasonable efforts to mitigate the effects of any delivery delay, for example by sourcing suitable replacement parts or components from different upstream suppliers.

(C)

In the event that Manufacturer advises that an Excusable Delay is anticipated after a Delivery Date has been agreed, the Parties will work in good faith with each other to determine a mutually acceptable new delivery date. However, Purchaser may terminate any portion of an affected Order relating to Products that are delayed without liability if the Excusable Delay continues for more than ninety (90) days.

(D)

In the event of a delay in delivery that is not an Excusable Delay, and without limiting Purchaser’s right receive any applicable delay credits as set forth in the applicable Work Order, Purchaser may, at Purchaser’s option, terminate the portion of the affected Order relating to Products that are delayed at no charge and without liability if the Product has not been delivered within (x) ninety (90) days after its Delivery Date, if the Product is a truck or tractor (e.g., the BEVs contemplated to be purchased pursuant to the initial Work Order); or (y) thirty (30) days after its Delivery Date, for any other Product and except as otherwise set forth in the applicable Work Order. For clarity, if any delay credits have accrued or have been received by Purchaser and Purchaser elects to terminate any portion of an affected Order, such delay credits remain payable (if not yet paid) and nonrefundable (i.e., not required to be repaid to Manufacturer concurrently with or following the termination).

For purposes of the Agreement, “Excusable Delay” means occurrences or events that are beyond the reasonable control of a Party (whether or not foreseeable), not due to its fault or negligence, and which could not have been reasonably avoided, prevented or removed by such Party’s commercially reasonable efforts. Such occurrences or events may include: (i) a national, regional or area-wide strike or other labor disturbance; (ii) delays caused by Purchaser or its Personnel (if Manufacturer is the affected Party) or by either Manufacturer or its Personnel (if Purchaser is the affected Party); (iii) an industry-wide shortage in, or unavailability of, a material component or of a raw material (e.g., where no substitute goods are available on commercially reasonable terms); (iv) an industry-wide shortage of adequate power or transportation facilities; (v) a governmental act or Law, regulation or order (including any good faith compliance with any governmental directive concerning the health and safety of a Party’s Personnel), embargo, war, riot or terrorist act; (vi) a pandemic, epidemic or other widespread outbreak of diseases (including government-imposed or recommended quarantine or travel restrictions); or (vii) an act of God, including fire, earthquake and abnormally severe weather conditions (e.g., hurricanes and blizzards). An increase in the cost of production or cost of goods sold is not an Excusable Delay.

3.2	Deliveries.

(A)

General Requirements. All deliveries of Products pursuant to this Agreement must be complete, unless Manufacturer has obtained prior written approval from Purchaser to deliver an incomplete Product (for example, not meeting the Product specifications set forth in the applicable Order). Absent Purchaser’s prior written approval, incomplete deliveries will not be accepted.

(B)

Sale through Authorized Dealer. In order to comply with applicable Law (e.g., state franchise laws), Manufacturer may process and fulfill orders for Products using authorized dealer(s) identified in the applicable Purchase Order covering the geographies in which the applicable Products are sold (a “Dealer”). Purchaser, in its sole but reasonable discretion, can require the removal and replacement of any Dealer. In the event of any disagreement or issues between Purchaser and any dealer, Manufacturer will reasonably cooperate with Amazon to resolve such disagreement or issues. Manufacturer will remain solely responsible for full performance of its obligations under this Agreement (including the fulfillment of any Order for Products hereunder) notwithstanding the use of a Dealer, and will be solely responsible for the payment of any applicable dealer mark-up. Notwithstanding the use of a Dealer, all deliveries will be made by the Manufacturer in accordance with Section 3.1 and Section 3.4.

3.3	Omitted.

3.4	[***]

3.5	Import and Export.

(A)

Manufacturer (or its designated agent) will: (i) be the importer and exporter of record on all cross- border transfers, returns, and others shipments of Products between the Parties; (ii) not list Purchaser on any import, export, or other customs documentation; and (iii) be directly responsible for ensuring that such cross-border transfers, Product returns and other shipments comply with all export, import and other applicable laws and regulations (including export licensing, shippers export declaration, and export invoice). As the importer and exporter of record, Manufacturer (or its designated agent) will be responsible for payment of any taxes, duties, or fees to the applicable governmental authority (provided that, under the terms of an Order, Manufacturer may be entitled to charge back such taxes, duties and fees), and will be responsible for all required recordkeeping, registration, reporting, and licensing. Without limiting the foregoing, any export or import document must, among other matters, separately itemize and state the separate value for each item of hardware, software, set-up, and any non-dutiable service. Purchaser will incur no liability arising from any assistance Purchaser provides in preparing any documentation or otherwise.

(B)

Manufacturer represents and warrants that it, its Affiliates, any Dealer, and its and their financial institution(s) are not subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including the lists maintained by the United Nations Security Council, the US Government (e.g., the US Department of Treasury’s Specially Designated Nationals list and Foreign Sanctions Evaders list and the US Department of Commerce’s Entity List), the European Union or its member states, or other applicable government authority. Manufacturer will not directly or indirectly export, re-export, import, transmit, or cause to be exported, re-exported, imported or transmitted, any commodities, software or technology (“Items”) to or from any country, individual, corporation, organization, or entity to which such export, re-export, import or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, US Departments of State, Treasury or Commerce, the European Union, or any other applicable government authority. Manufacturer will not use Items or knowingly export, re-export, or transmit any Items to any party who may use Items in relation to nuclear, biological or chemical weapons or missile systems capable of delivering same or the development of any weapons of mass destruction. Manufacturer is responsible for obtaining any license required to export, re-export, import, or transmit Items under applicable export/import controls laws and regulations. Manufacturer represents and warrants that it, its Affiliates, and any Dealer comply with the recordkeeping requirements in accordance with US export and import laws, global trade agreement/treaties, and other applicable laws and regulations, and shall provide Purchaser with electronic copies of such records, upon request.

(C)

Manufacturer represents and warrants that Items it provides (itself or through an Affiliate or Personnel) to Purchaser are not controlled under the US Export Administration Regulations (“EAR”), EU Dual-Use Regulations, US International Traffic in Arms Regulations, or any other applicable government export laws and regulations, unless Manufacturer discloses to Purchaser in advance of shipment or transfer in writing and provides to Purchaser complete, accurate and up to date information necessary or that Purchaser may otherwise request to lawfully export Items, including, the US or other government authority export control classification number(s), any applicable Commodity Classification (CCATS) or classification ruling, any applicable commodity jurisdiction rulings, a copy of the export license (where an export license is required), country of origin, and, where applicable, the General License type or license exception eligibility.

3.6	Inspection and Acceptance; Rejection.

(A)

Inspection. Manufacturer will conduct customary pre-shipment and delivery testing of Products, with Purchaser or its designee having the right, at its own expense, to observe such testing. At Purchaser’s reasonable request, Manufacturer will provide Purchaser with written certification that the ordered Products have been tested and have passed such testing. Purchaser shall be entitled to inspection and acceptance of each delivered Product included in a Purchase Order. Purchaser (or its designee) will be allowed to denote on the bill of lading (BOL), Vehicle Condition Report (VCR), or similar document, any shortage, loss, or damage. Manufacturer (or its agent or designee, including a carrier) shall obtain the signature of a representative of Purchaser or its designee (e.g., a third-party up-fitter) on a delivery receipt for all deliveries made under this Agreement.

(B)

Acceptance. Purchaser’s acceptance will occur on a per-Product basis upon the earlier of (i) [***] after proper delivery of the Product, and (ii) written or electronic notice of acceptance on Purchaser’s behalf (either from Purchaser or its designee) of such Product, unless written or electronic notice of non- compliance or rejection of any Products included in the Purchase Order is provided to Manufacturer in accordance with Section 3.6(C). Unless otherwise specified in an Order, Purchaser’s acceptance of Services described in an Order will occur upon the completion of the Services and Purchaser’s written acceptance thereof. Purchaser will provide separate acceptance of each Product delivered in any Order. Purchaser’s acceptance of a Product in any Order (x) will not be deemed acceptance of any other Product in the same or another Order; and (y) will not relieve a Party of any of its obligations under this Agreement (including the applicable Order to which the Product relates).

(C)

Rejection. Purchaser may reject any Product that: (i) is not delivered within the timeframe set forth in Section 3.1(C) (in the case of Excusable Delay) or the timeframe set forth in Section 3.1(D) (in the case of a non- Excusable Delay); (ii) does not meet the agreed-upon Product specifications included in the applicable Work Order; or (iii) does not comply with applicable Laws; provided, that in the case of (ii) or (iii) (each, a “Non-Conformity”): (a) Purchaser will first notify Manufacturer of Purchaser’s intent to reject, and provide Manufacturer with a reasonable description of the Non-Conformity, and (b) Manufacturer will have [***] following the date of such notification to cure the Non-Conformity. Purchaser’s acceptance of the Product will not be deemed to have occurred until the Non-Conformity has been reasonably cured by Manufacturer and Purchaser gives written or electronic notice of its acceptance. Delay time will include any period during which a Non-Conformity is being cured but will not include any period during which the delay is an Excusable Delay.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1	General Representations, Warranties and Covenants.

(A)

Manufacturer, on behalf of itself and its Affiliates and Dealers, represents, warrants, and covenants to Purchaser that: (i) it has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Laws that are violated by) its (a) execution and delivery of this Agreement, and (b) performance of its obligations under this Agreement; (ii) Purchaser will receive good title to the Products, free of any liens, pledges, claims, mortgages, encumbrances, and other rights and interests of any party, except any non- waivable lien of Manufacturer in respect of any unpaid portion of the payments due to Manufacturer; (iii) the Products and Services (and Purchaser’s exercise of its rights under this Agreement with respect to such Products and Services) will not infringe upon, violate, or misappropriate any trademarks, trade secrets, copyrights, patents, or any other intellectual property or proprietary rights in any country (collectively, “Proprietary Rights”) of any third party except to the extent that any such infringement, violation, or misappropriation is an Infringement Exception; and (iv) at the time of their delivery to Purchaser, the Products and all components and parts thereof will comply with applicable Laws and will be new (not refurbished or reconditioned). “Infringement Exceptions” means (x) the use of the Products or Services in combination with any products, materials, or equipment not supplied, approved, or recommended by Manufacturer if the infringement, violation, or misappropriation would have been avoided by the use of the Products or Services not so combined, or (y) unauthorized modifications to the Products or Services by or on behalf of any person other than Manufacturer or its Personnel or those working at their direction or on their behalf, if the infringement, violation, or misappropriation would have been avoided without such modification.

(B)

Purchaser represents, warrants, and covenants to Manufacturer that it has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Laws that are violated by) its: (i) execution and delivery of this Agreement; and (ii) performance of its obligations under this Agreement.

4.2	Performance (Product) Warranties.

(A)

General. In the event that the applicable Work Order does not include a performance or product warranty provision for a Product (e.g., such as the product warranty provision for BEVs contained in Section 4.4 of the initial Work Order or the product warranties for Parts described in Sections 4.3 and 4.4 of the initial Work Order), the performance warranties contained in this Section 4.2(A) will apply to each Product in that Work Order. Manufacturer represents, warrants, and covenants to Purchaser that, beginning at the time of delivery of each Product covered by this Section 4.2(A) and continuing for [***] following acceptance: (i) the Products will be free from defects in design, materials, and workmanship; and (ii) the Products will conform to the specifications provided by Manufacturer to Purchaser for the Products and Services (the warranties contained in the applicable Work Order or the warranties referenced in this Section 4.2(A), the “Product Warranties”). Notwithstanding the foregoing, Manufacturer will not be deemed to be in breach of the Product Warranty set forth in this Section 4.2(A) to the extent that any defect or non-conformance is caused by use of the Product for purposes other than those for which it was designed (including unauthorized attachments or modifications) or any failure to operate and maintain the Product in accordance with applicable Law or Manufacturer’s standard maintenance procedures communicated to Purchaser, or the use of the Products in an abusive manner, or as otherwise set forth as exclusions in the applicable Product Warranties.

(B)

Third-Party Warranties. With respect to service parts, repair parts, and replacement parts manufactured, sourced, or supplied for the BEVs by or on behalf of Manufacturer (including through affiliated dealers or service or repair centers) or its authorized suppliers and purchased by Purchaser under this Agreement (e.g., such as Parts to be supplied under Section 4.3 of the initial Work Order), to the extent any third-party performance or product warranties for such parts (a “Third Party Warranty”) is made available to Manufacturer, Manufacturer will provide to Purchaser the benefit of such Third Party Warranty on the same terms, conditions and limitations as those available to Manufacturer. For the avoidance of doubt, Manufacturer’s liability to Purchaser for any Third Party Warranty will be limited to those remedies (whether monetary or otherwise) made available to, and actually received by, Manufacturer under the Third Party Warranty (after using all reasonable efforts to enforce the same).

4.3

Product Recall or Withdrawal and Voluntary Repair or Maintenance. Without limiting Section 5.1, if Manufacturer reasonably determines that any Products sold to Purchaser may be defective or require a recall, withdrawal, or any voluntary or preventive maintenance, Purchaser will use commercially reasonable efforts to enable Manufacturer to complete any required repairs, maintenance or recall or withdrawal without unduly interfering with Purchaser’s operations, provided however that if any such reparation, maintenance or recall results in BEV downtime, the provisions of the Work Order with respect to downtime (e.g., credits) will apply.

4.4

Standard for Services. All Services will be performed in a timely (subject to Section 3.1(B) (regarding Excusable Delays)), professional, and workmanlike manner in accordance with the level of professional care customarily observed by highly skilled professionals rendering similar services.

5.	REJECTION AND OTHER REMEDIES.

5.1

Remedies For Non-Conforming Product and Breach of Any Warranty Other than a Product Warranty. In the event that: (i) any Product is rejected by Purchaser under Section 3.6, (ii) Manufacturer fails at any time to comply with any representation or warranty in Section 4.1 (General Representations and Warranties) with respect to a Product, or (iii) a Product is subject to a government mandated or voluntary recall, then (regardless, in the case of clauses (ii) and (iii), of whether Purchaser has accepted such Product) Purchaser may in its sole discretion exercise the following rights:

(A)	retain such Product for correction by Manufacturer (or Manufacturer’s designee);

(B)

with respect to any Product that has not yet been accepted by Purchaser under Section 3.6, retain such Product as delivered with an equitable reduction in price to account for the diminished value of such Product;

(C)	return such Product to Manufacturer’s designated location for timely cure by Manufacturer at Manufacturer’s sole cost and expense; or

(D)

with respect to any Product that has not yet been accepted by Purchaser under Section 3.6, terminate the Order with respect to such Product at no charge and without liability (Manufacturer will continue to perform such Order to the extent not terminated by Purchaser).

Product returns pursuant to this Section 5.1 will be made using shipping terms EXW (Incoterms 2020) Purchaser’s place of business. As necessary, Manufacturer (or any of its Affiliates) will be the importer and exporter of record on all such transactions and will be responsible for import and export compliance. Notwithstanding the foregoing, Purchaser may only exercise the rights in this Section 5.1 following a government mandated if the remedy required to be provided by Manufacturer under applicable Law does not cure any applicable defect under this Agreement within [***] days following the date of publication by the applicable governmental authority of the government mandated recall.

5.2

Remedies Upon Breach of Product Warranty. If Purchaser notifies Manufacturer of any breach of a Product Warranty during the duration of the Product Warranty (as specified therein), Manufacturer will as promptly as reasonably practicable repair the affected Product in accordance with the terms of the Product Warranty. Manufacturer will reasonably cooperate with Purchaser in order to minimize the impact of the repair or replacement on Purchaser’s operations.

5.3

Exclusion of Other Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING FOR CLARITY ANY ORDER ENTERED INTO HEREUNDER) ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY MANUFACTURER WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED (WHETHER BY STATUTE, CUSTOM OF TRADE, OR COURSE OF DEALING), INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE OR OTHERWISE.

6.	COMPLIANCE WITH LAWS; CODE OF CONDUCT AND OTHER POLICIES.

6.1

Compliance with Law. Manufacturer and all of its Products and Services will comply with all applicable federal, provincial, foreign, domestic, state, or local laws, ordinances, regulations, rules, orders, and other requirements (including requirements for licenses, permits, certifications and approvals) of governmental authorities having jurisdiction, including environmental, safety, and emission laws, ordinances, regulations, rules, and orders, the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards, the Consumer Product Safety Act, and the Toxic Substances Control Act (“Laws”) in effect at the time of delivery. In addition, Manufacturer will: (a) obtain and maintain (and ensure that any Dealer obtains and maintains) all required licenses, permits and other authorizations relating to its performance under this Agreement; (b) file all reports relating to its performance under this Agreement required by Law (including tax returns); (c) pay all filing fees and taxes applicable to Manufacturer’s business related to the Products and this Agreement as the same become due (other than fees and taxes to be paid by Purchaser under this Agreement); and (d) pay all amounts required under any Law relating to workers’ compensation, disability benefit, unemployment insurance, and any other employee benefit when due.

6.2

Anti-Bribery. Manufacturer acknowledges that Amazon’s Code of Business Conduct and Ethics posted at http://phx.corporate-ir.net/phoenix.zhtml?c=97664&p=irol-govConduct (as updated from time to time, the “Code of Conduct”) prohibits the paying of bribes to anyone for any reason, whether in dealings with governments or the private sector. Manufacturer will not violate or knowingly permit anyone to violate the Code of Conduct’s prohibition on bribery or any applicable anti-corruption Laws in performing under this Agreement.

6.3

Supplier Code of Conduct. In the performance of the Services, Manufacturer will abide by Amazon’s Supplier Code of Standards and Responsibilities (as updated from time to time, the “Supplier Code”), posted at: http://www.amazon.com/gp/help/customer/display.html?ie=UTF8&nodeId=200885140.

6.4

InfoSec Policy. Manufacturer shall comply with Amazon’s information security policy, as updated from time to time (the “InfoSec Policy”). Amazon’s current InfoSec Policy is attached hereto as Addendum C.

6.5

Failure to Comply. Purchaser may immediately suspend performance under this Agreement if Manufacturer fails to comply with any of the Amazon Policies. Amazon may immediately terminate performance for incurable violations of this section, or if Manufacturer fails to cure curable violations within [***] or as otherwise agreed upon in writing by Amazon. “Amazon Policies” means the Code of Conduct, InfoSec Policy, and Supplier Code.

7.	RISK OF LOSS FOR PURCHASER PROPERTY.

Manufacturer may not use or obtain possession or control of any property of Purchaser without Purchaser’s prior written approval and may use such property only in accordance with Purchaser’s instructions. Any excess or unused materials must be returned to Purchaser upon delivery of the Product for which such materials were provided (return costs covered by Purchaser). Manufacturer will be liable for all loss or damage, other than ordinary wear and tear, to Purchaser’s property in Manufacturer’s or its Personnel’s possession or control. In the event of any such loss or damage, Manufacturer will pay Purchaser the full current replacement cost of such equipment or property within thirty (30) days after its loss or damage.

8.	RECORDS.

During the term of this Agreement and for five (5) years thereafter, Manufacturer will, and will cause its Affiliates, Subcontractors, and Dealers to, keep true and accurate books and records relating to this Agreement and its performance hereunder (collectively, “Records”). All Records will be kept in accordance with generally accepted auditing standards. At Purchaser’s request, Manufacturer will provide Purchaser with reasonable access to, and permit Purchaser to examine, the Records, which may be accomplished, at Purchaser’s option, through electronic means, the delivery of copies of the requested Records to Purchaser’s designated address, or onsite at Manufacturer’s facilities (on reasonable prior notice during Manufacturer’s normal business hours, except in the event of an emergency audit, e.g., in connection with a governmental inquiry relating to Products). Purchaser may make and retain copies of all Records examined regardless of which method of access to Records that Purchaser selects and may document (including through photography and videography) the results of any inspection. If any examination reveals that Manufacturer or any of its Subcontractors or Dealers has failed to comply with any material obligation under this Agreement or any Amazon Policy, Manufacturer will cure the noncompliance within the time period as reasonably instructed by Purchaser or as applicable in the circumstances according to the terms of the Agreement, as the case may be. Each Party will bear its own costs and expenses in connection with complying with this Section 8 (Records). [***]

9.	INDEPENDENT CONTRACTOR; PERSONNEL.

9.1

Relationship. Manufacturer and its Personnel will perform under this Agreement as an independent contractor of Purchaser. This Agreement will not be construed to create a partnership, joint venture, agency, employment, or any other relationship between Manufacturer and Purchaser. Manufacturer will not represent itself to be an employee, representative or agent of Purchaser. Manufacturer will have no authority to enter into any agreement on Purchaser’s behalf or in Purchaser’s name or otherwise bind Purchaser to any agreement or obligation. Without limiting any implied obligations of good faith and fair dealing, each Party agrees that, in its respective dealings with the other Party under or in connection with the Agreement, it will act in good faith and provide to the other such reasonable cooperation as is reasonably necessary to fulfill the objectives of this Agreement.

9.2

Personnel. Manufacturer will retain exclusive control over: (a) its and its Affiliates’ operations and the manner in which it and its Affiliates manufacture all Products or performs all Services; (b) exclusive control over its and its Affiliates’ employees, representatives, contractors, suppliers, Subcontractors, Dealers, and agents (collectively, “Personnel”); (c) exclusive control over its labor and employee relations and its policies relating to wages, hours, working conditions and other employment conditions; (d) its and its Affiliates’ relationships with Personnel, including whether to hire, transfer, suspend, lay off, recall, promote, discipline, discharge, and adjust grievances with its Personnel, and (e) its and its Affiliates’ interactions and relationships with third parties, including governmental agencies, Dealers, customers, and lenders. Manufacturer is solely responsible for all salaries and other compensation of its Personnel who provide services to Purchaser, and for making all deductions and withholdings from its employees’ salaries and other compensation and paying all contributions, taxes, and assessments. Manufacturer and its Personnel are not entitled to and are not eligible to participate in any workers’ compensation, retirement, insurance, stock options, or any other benefits afforded to employees of Purchaser. Manufacturer will be solely responsible for all theft, damage, and/or misconduct related to its Personnel. Notwithstanding anything to the contrary in this Section, all Personnel of Manufacturer assigned to perform Services on Purchaser’s premises under this Agreement will be subject to (i) the background check, drug testing and other procedures and requirements set forth in Addendum D (as the same may be updated from time to time), and (ii) interview and acceptance by Purchaser in Purchaser’s sole discretion.

9.3

On-Site Services. To the extent Services are performed on Purchaser’s premises or Manufacturer otherwise accesses or uses such premises, Manufacturer and its Personnel will abide by all rules, restrictions, regulations, policies, procedures and guidelines, including safety, health, environmental, and hazardous material management rules, rules prohibiting misconduct, use of physical aggression against persons or property, harassment, or theft and all applicable Law of Purchaser or the owner, landlord and/or manager of the property on which Services are to be performed. Manufacturer will be solely responsible for initiating, maintaining, and supervising all safety precautions and programs to insure the safe provision or performance of the Services, and will control, supervise, and direct its Personnel and the means, methods, techniques, sequences, and procedures used.

9.4

Access to Manufacturer’s Premises. To the extent Purchaser accesses or uses Manufacturer’s premises, Purchaser and its Personnel will abide by all of Manufacturer’s rules, restrictions, regulations, policies, procedures and guidelines, including safety, health, environmental, and hazardous material management rules, rules prohibiting misconduct, use of physical aggression against persons or property, harassment, or theft, and all applicable Law.

10.	INSURANCE

10.1	General. Manufacturer will obtain and maintain the following:

(A)

“Commercial General Liability” insurance, including products/completed operations, broad form property damage, contractors protective liability, and broad form blanket contractual, advertising, and personal injury liability, with limits of not less than [***] per occurrence and [***] general aggregate;

(B)

If vehicles will be used in connection with performance of this Agreement, “Business Automobile Liability” insurance (including coverage for all owned, non-owned and hired autos, and no fault coverage where applicable) with limits of not less than [***] per occurrence for bodily injury and property damage combined, unless Manufacturer only uses private passenger automobiles on Purchaser’s premises, in which case not less than [***] per occurrence is acceptable; and

(C)

“Workers’ Compensation” insurance, including coverage for all costs, benefits, and liabilities under workers’ compensation and similar Laws that may accrue in favor of any person employed by Manufacturer, in all states where Manufacturer provides Products, and “Employer’s Liability” insurance with limits of liability of not less than [***].

10.2	Policies. The following provisions apply to the required insurance coverages set forth above:

(A)

Manufacturer will purchase the insurance required above from companies having a rating of A/VII or better in the current Best’s Insurance Reports published by A. M. Best Company, Inc. Manufacturer will cause each insurance policy to provide that it will remain in effect and that the coverage limits will not be reduced below the minimum amounts required by this Agreement or cancelled without at least thirty (30) days prior written notice to Purchaser.

(B)

Manufacturer may satisfy the minimum limits requirements of this Section 10 by any combination of primary liability and umbrella excess liability coverage that results in the same protection to Manufacturer and the Purchaser Additional Insureds (defined in Section 10.2(D)). To satisfy the insurance requirement for non-owned and hired vehicles, Manufacturer may extend its Commercial General Liability insurance to provide insurance for such vehicles.

(C)	The policies required above must be on an occurrence basis.

(D)

Manufacturer will cause Purchaser and its Affiliates and their respective officers, directors, employees, successors, assigns and agents of Purchaser, its Affiliates to be named as additional insureds (“Purchaser Additional Insureds”) on the Commercial General Liability and Business Automobile Liability policies above, with the standard separation of insureds provision or an endorsement for cross-liability coverage.

(E)

Manufacturer will cause each of its policies of insurance to waive of any right of subrogation on the part of the insurer against Purchaser, its officers, directors, employees, agents, and contractors (to the extent permitted by Law). The insurance maintained by Manufacturer pursuant to this Agreement will be primary to, and without any right of contribution from, any other insurance that may be available to Purchaser.

10.3

Submission of Certificate of Insurance. Manufacturer will submit certificates of insurance for the coverages required above and any Addenda to Amazon by the Effective Date and at each insurance policy renewal thereafter. Certificates will be mailed to Amazon at Corporate Risk Management, P.O. Box 81226, Seattle, WA 98108-1226 or by e-mail to [***] and, if applicable, to Amazon’s designee, at such address as Amazon may so designate.

10.4	Other Obligations. The existence of Manufacturer’s insurance policies, or Amazon’s approval thereof, does not relieve or limit any of Manufacturer’s other obligations under this Agreement.

11.	DEFENSE AND INDEMNIFICATION.

11.1

Indemnity. Manufacturer will defend, indemnify and hold harmless each of Purchaser, its Affiliates, the officers, directors, employees, successors, assigns, and agents of Purchaser and its Affiliates (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any third party claims, demands, damages, liabilities, losses, costs, and other expenses (including reasonable attorneys’ fees and legal expenses) (individually, a “Claim”, and collectively, the “Claims”), incurred by the Purchaser Indemnified Parties in proportion and to the extent that such Claim arises out of or relates to:

(A)	Manufacturer’s breach of this Agreement;

(B)	Manufacturer’s or its Personnel’s gross negligence, willful misconduct, or violation of applicable Law, in each case, in connection with this Agreement;

(C)	any dispute between Manufacturer and a Dealer (or any other authorized dealer);

(D)

any infringement or misappropriation of any Proprietary Right arising out of the Products or Services provided by or on behalf of Manufacturer (or the exercise of rights hereunder with respect to the same, for instance, by the use of the Product); except that this indemnity shall not apply to the extent that any such infringement or misappropriation is an Infringement Exception; or

(E)	any personal or bodily injury (including death) or damage to real or tangible property caused by a manufacturing or design defect in a Product.

11.2

Process. An Indemnified Party will give Manufacturer reasonable notice of each Claim for which it seeks indemnity or defense, provided that failure to provide such notice will not release Manufacturer from any obligations hereunder except to the extent that Manufacturer is materially prejudiced by such failure. Manufacturer will have the right to elect to assume the defense of any such Claim. If Manufacturer so elects, each Indemnified Party will reasonably cooperate in the defense of each Claim, at Manufacturer’s expense. Manufacturer will use counsel reasonably satisfactory to Purchaser, and the Indemnified Parties will be entitled to participate in the defense at its or their own expense. If at any time Purchaser reasonably determines that a portion of any Claim might adversely affect any Indemnified Party, then, without limiting Manufacturer’s indemnity obligations, Purchaser may take control of the defense of that portion of the Claim, and in such event Purchaser and its counsel will proceed diligently and in good faith with that defense while reasonably cooperating with Manufacturer and its counsel. Manufacturer will not settle any Claim without Purchaser’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, unless: (x) the terms of the compromise and settlement require only the payment of money in respect of the third-party Claim for which the Indemnified Party is entitled to indemnification under this Section 11; and (y) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the third party making the third party Claim or waive any rights that the Indemnified Party may have against such third party making the third-party Claim. Manufacturer will see that any settlement it makes of any Claim is made confidential, except where not permitted by Law. Manufacturer’s duty to defend is independent of its duty to indemnify.

11.3

Waiver of Certain Immunities, Defenses, and Protections Relating to Employee Injuries. In connection with any action to enforce Manufacturer’s obligations under this Section 11 with respect to any Claim arising out of any bodily injury (including death) to an employee of Manufacturer, Manufacturer waives any immunity, defense, or protection under any workers’ compensation, industrial insurance, or similar Laws (including the Washington Industrial Insurance Act, Title 51 of the Revised Code of Washington). This Section 11.3 will not be interpreted or construed as a waiver of Manufacturer’s right to assert any such immunity, defense, or protection directly against any of its own employees or such employee’s estate or other representatives.

11.4

Limitation. Manufacturer’s obligations under Section 11.1 will not apply to a Claim to the extent that the Claim arises out of or relates to (a) any breach of this Agreement by Purchaser, (b) Purchaser’s (or the applicable Indemnified Party’s or its Personnel’s) gross negligence, willful misconduct or violation of applicable Law, or (c) unauthorized modifications to the Products by or on behalf of any person other than Manufacturer or its Personnel or Dealers or those working at their direction or on their behalf.

12.	CONFIDENTIALITY; PUBLICITY; DATA SECURITY.

12.1

NDA and Confidentiality Obligations. The Parties will comply with the terms of that certain Nondisclosure Agreement, between Manufacturer and Purchaser (or Affiliate of Purchaser), dated January 3, 2020 (“NDA”).

12.2	Purchaser Marks; Publicity.

(A)

Neither Manufacturer nor anyone acting on its behalf (including any Personnel) will use any trade name, trademark, service mark, logo, commercial symbol, or any other Proprietary Rights of Purchaser or any of its Affiliates in any manner (including any use in any client list, press release, advertisement, or any other marketing or promotional material) without the prior written authorization of such use by a Vice President of Purchaser. Neither Party nor anyone acting on its behalf (including any Personnel) will issue any press releases, publicity, or make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the Parties without the prior written authorization by the other Party (in the case of Purchaser, by a Vice President).

(B)

In the event that Amazon or an Affiliate of Amazon references Manufacturer in a press release or similar public posting, then Manufacturer will have the right to issue a press release or other public posting describing the commercial relationship under this Agreement subject to Amazon’s prior review and approval of such release or other public posting.

12.3	Data Security.

(A)	Definitions.

(i)

“Amazon Data” means all Data (a) collected, received, stored, or maintained by Manufacturer or its Personnel, or generated or transmitted, in connection with Amazon’s, its Affiliates’, and its and their third-party service providers’ use of the Products or in connection with the performance of Manufacturer’s obligations under this Agreement, (b) provided by Purchaser or its Personnel, to Manufacturer or Manufacturer’s Personnel, or (c) derived in whole or in part from (a) or (b).

(ii)

“Data” means any data, content, or information in any form or format, including interim, processed, compiled, summarized, or derivative versions of such data, content, or information (including location data, geolocation data, dynamometer data (including motor stress), energy consumption, records of stressful battery events, battery charging times or locations, vehicle weight, on-board-diagnostic data, temperature data, factory service schedule data, and route information, and data, content, or information related to general truck performance, battery life, brake performance, regeneration of brakes, load volume, charging time, kWh economy, load vs GPS energy consumption data, thermal requirements, or other vehicle data).

(B)

Data Ownership and Access. Except to the extent otherwise specified in the applicable Work Order, Purchaser will be the sole and exclusive owner of all Amazon Data. Amazon Data constitutes Purchaser’s “Confidential Information” under this Agreement. Purchaser will have the unrestricted access to, and has the right to review and retain, the entirety of Amazon Data held by Manufacturer, including all files containing Amazon Data. Manufacturer will ensure that at no time will any such files be stored or held in a form or manner not immediately (if retained online) or promptly (if retained in another medium) accessible.

(C)	Restrictions.

(i)

Manufacturer shall not, and shall not permit any other person (including Manufacturer’s Personnel) to, (i) collect, maintain, monitor, store, or use Amazon Data, or (ii) sublicense, sell, or otherwise transfer any Amazon Data to any third party, in each case, except as expressly authorized under a Work Order, required by Manufacturer to comply with Laws (including any investigations by governmental authorities or reporting obligations to governmental authorities), necessary for Manufacturer to improve the Products delivered to Amazon or otherwise provide for the repair and maintenance of the Products, or otherwise required by Manufacturer to comply with its obligations under the Agreement including the defense of any Claim brought against Purchaser or Manufacturer.

(ii)

Manufacturer may collect, use, store and retain only the Amazon Data that is expressly authorized under this Agreement or the applicable Work Order, and then may only collect, use, store and retain that Amazon Data solely by the means authorized in this Agreement and in the applicable Order, and solely (a) as necessary for Manufacturer to perform its obligations in accordance with this Agreement and the applicable Order; (b) as otherwise expressly agreed upon in an Order or otherwise permitted under this Section 12.3(C); or (c) to comply with Laws (including any investigation by governmental authorities or reporting to governmental authorities). Manufacturer will at no time monitor, collect, use or store any personally identifiable information other than (x) on behalf of, and as directed by, Purchaser; (y) as required under applicable Law; or (z) as required in connection with any investigation by a governmental authority. Without limiting any other rights or remedies that may be available to Purchaser, Purchaser may terminate this Agreement and any Orders in accordance with Section 13.2(B)(i) if Manufacturer breaches any of the provisions set forth in this Section 12.3, and fails to cure such breach within the applicable cure period after having received written notice of such breach from Purchaser.

(D)

Security. In addition to complying with the InfoSec Policy in accordance with Section 6, Manufacturer will implement and maintain appropriate security measures in order to restrict access to Amazon Data solely to Personnel performing services for Purchaser under this Agreement or the applicable Order. Manufacturer will immediately notify Purchaser as soon as it becomes aware of any security breach relating to its systems or services that may involve Purchaser’s confidential information or Amazon Data. Manufacturer agrees that in the event Manufacturer breaches Section 6, or this Section 12.3, harm suffered by Purchaser will not be fully compensated in money damages alone and, accordingly, Purchaser will, in addition to all other available remedies, be entitled to injunctive relief without any requirement for posting any bond or undertaking in connection therewith.

(E)

Personal Data. If Manufacturer is processing or transferring Personal Data on behalf of Purchaser, then when and as reasonably required by Purchaser from time to time, Manufacturer shall execute and/or shall cause its Affiliate(s) or contractor(s) to execute supplemental privacy and security terms, including but not limited to Standard Contractual Clauses (under Directive 95/46/EC or the equivalent under Laws of another jurisdiction), with Purchaser or an Affiliate that receive Services under the Agreement as required for the processing and/or transfer of Personal Data in accordance with applicable Law. “Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity.

12.4

Manufacturer’s Intellectual Property. Manufacturer reserves all of its rights, title and interest to all intellectual property including the ideas, concepts, techniques, inventions, technologies, processes, methodologies, patents, and rights in and to the Products, the Services and to any software and programs and all images, photographs and text incorporated into the Products or used in connection with its provision of the Services, trademarks copyrights and trade names relating to and in the Products and their creation and all modifications, improvements or changes therein or thereto. Purchaser shall not (i) create derivative works based on the Products; (ii) copy, frame or mirror any part or content of the Product; or (iii) reverse engineer a Product, or any composition thereof.

13.	TERM AND TERMINATION.

13.1

Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Section 13, will continue until [***]. Thereafter, this Agreement will be automatically extended on a month-to-month basis until a Party terminates this Agreement pursuant to this Section 13 or by providing at least [***] prior written notice of termination to the other Party.

13.2	Termination.

(A)	Termination for Convenience by Purchaser. Purchaser may terminate this Agreement without cause by giving at least [***] prior written notice to Manufacturer.

(B)	Termination for Cause by Purchaser. Purchaser may terminate this Agreement:

(i)

upon written notice to Manufacturer following Manufacturer’s material breach of this Agreement and Manufacturer’s failure to cure such breach within [***] (or, if a different cure period is set forth herein as applying to a specific provision, then within such different cure period) after receipt by Manufacturer of a written notice from Purchaser specifying the breach in reasonable detail;

(ii)

upon written notice to Manufacturer following (a) the filing of any voluntary petition by Manufacturer under any bankruptcy Laws; (b) the filing of any involuntary petition against Manufacturer under any bankruptcy Laws that is not dismissed within sixty (60) days after filing; (c) any appointment of a receiver for all or a substantial portion of Manufacturer’s business or operations; or (d) any assignment of all or substantially all the assets of Manufacturer for the benefit of creditors; or

(iii)

upon written notice to Manufacturer within [***] following notice to Amazon of the consummation of any Change of Control (defined below) of Manufacturer, unless Amazon provides its prior written consent to such Change of Control. “Change of Control” means (i) any consolidation, amalgamation, reorganization, or similar transaction involving Manufacturer or its subsidiaries in which Manufacturer or its subsidiary, as applicable, is not the surviving entity or pursuant to which Manufacturer’s equityholders immediately prior to such transaction own, immediately after such transaction, less than fifty percent (50%) of the voting power of the surviving entity, (ii) any transaction or series of related transactions in which fifty percent (50%) or more of Manufacturer’s voting power is acquired by a person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act, other than (A) any internal reorganizations, (B) a transaction or series of related transactions that results in Power Energy Corporation or one or more of its Affiliates directly or indirectly holding less than 75% of the voting securities of Manufacturer, provided that Manufacturer continues to operate in its existing lines of business, or (C) any bona fide primary issuance of securities by Manufacturer for the purposes of raising working capital or capital expenditure for Manufacturer and where the ultimate acquirer is an institutional investor or private equity investment firm, provided that Manufacturer continues to operate in its existing lines of business, or (iii) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of Manufacturer and its subsidiaries.

(C)	Termination by Manufacturer. Manufacturer may terminate this Agreement:

(i)

upon written notice to Purchaser following Purchaser’s material breach of the Agreement and Purchaser’s failure to cure such breach within [***] (or, if a different cure period is set forth herein as applying to a specific provision, then within such different cure period) after receipt by Purchaser of a written notice from Manufacturer specifying the breach in reasonable detail; or

(ii)

upon written notice to Purchaser following (a) the filing of any voluntary petition by Purchaser under any bankruptcy Laws; (b) the filing of any involuntary petition against Purchaser under any bankruptcy Laws that is not dismissed within sixty (60) days after filing; (c) any appointment of a receiver for all or a substantial portion of Purchaser’s business or operations; or (d) any assignment of all or substantially all the assets of Purchaser for the benefit of creditors.

13.3	Effect of Termination.

(A)

In the event of a termination of the Agreement by Purchaser pursuant to Section 13.2(A) [termination for convenience], the Agreement shall continue to govern in all respects the Parties’ rights and obligations under any Orders then-outstanding until such Orders are (i) completed by Manufacturer and the applicable Products or Services delivered to Purchaser, or (ii) terminated in such manner specifically authorized pursuant to this Agreement (or the applicable Work Order).

(B)

In the event of a termination of the Agreement by Purchaser pursuant to Sections 13.2(B)(i) [termination for material breach], 13.2(B)(ii) [termination for bankruptcy] or 13.2(B)(iii) [termination for Change of Control], Purchaser may suspend delivery of any additional Products without liability or penalty for the applicable cure period, and if the default remains uncured after the end of the applicable cure period, Purchaser will be entitled to terminate or cancel the affected Order (or cancel a portion thereof, e.g., cancel delivery of a Product) without liability or penalty.

(C)

In the event of a termination of the Agreement by Manufacturer pursuant to Sections 13.2(C)(i) [termination for material breach] or 13.2(C)(ii) [termination for bankruptcy], Manufacturer shall have the option to either: (x) require that the Agreement shall continue to govern in all respects the Parties’ rights and obligations under any Orders then-outstanding until such Orders are (i) completed by Manufacturer and the applicable Products or Services accepted by Purchaser, or (ii) terminated in such manner specifically authorized pursuant to this Agreement (or the applicable Work Order), or (y) suspend delivery of any additional Products without liability or penalty for the applicable cure period, and if the default remains uncured after the end of the applicable cure period, Manufacturer will be entitled to terminate or cancel the affected Order (or cancel a portion thereof, e.g., cancel delivery of a Product) without liability or penalty.

(D)

In the event of any termination, (x) Purchaser shall be responsible to pay for (i) any accrued but unpaid amounts owing under this Agreement or any Order and (ii) any Products that have been delivered and accepted by Purchaser as of the date of the notice of termination, (y) if directed and agreed by Purchaser at Purchaser’s option (other than in the case of Section 13.3(C) [termination for material breach]), Manufacturer shall transfer title and deliver to Purchaser all Products under the affected Order(s) which have not been delivered as of the date of notice of termination, for acceptance by Purchaser (provided that any Products that are so accepted shall be paid by Purchaser in accordance with the Agreement), and (z) Manufacturer shall (i) deliver to Purchaser any and all tangible property of Purchaser that is in Manufacturer’s possession or control; and (ii) within five (5) business days of the termination of this Agreement, return or destroy pursuant to Addendum C (InfoSec Policy) all Amazon Data that is not required to be retained by Manufacturer to comply with Laws or any surviving provisions of this Agreement.

13.4

Survival. Sections 2.3, 2.4, 2.5, 3.5, 4.1, 4.3, 5, 6.1, 7, 8 (for the time period specified therein), 9, 10 (for the expected useful life of the Products sold prior to expiration or termination), 11, 12, 13 and 14 of this Agreement shall survive the termination or expiration of this Agreement. In addition, the terms of this Agreement shall survive and apply to any Order outstanding as of the effective date of termination or expiration, and Section 4.3 (Parts) and Section 4.4 (Product Warranty) of the initial Work Order shall survive for the applicable Product Warranty periods.

14.	ADDITIONAL PROVISIONS.

14.1

Notices. Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation or personal delivery to the applicable Party at the address above the Party’s signature line. If no address is listed, notice to a Party will be effective if given to any published address of such Party that the other Party selects. Notice is effective: (a) when delivered personally, (b) three (3) business days after sending by certified mail, (c) on the business day after sending by a nationally recognized courier service, or (d) the next business day, if sending by facsimile with electronic confirmation to the sender.

14.2

Cumulative Rights. The rights and remedies of the Parties under this Agreement are cumulative. Either Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

14.3

Exclusion of Certain Damages. EXCEPT WITH RESPECT TO (A) LIABILITY PURSUANT TO SECTION 11.1 (INDEMNITY) WITH RESPECT TO DAMAGES PAYABLE TO A THIRD PARTY IN CONNECTION WITH A CLAIM; (B) A BREACH OF SECTION 12 (CONFIDENTIALITY; PUBLICITY; DATA SECURITY); OR (C) A PARTY’S LIABILITY RESULTING FROM ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, NO PARTY SHALL BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY LOST PROFITS, LOST REVENUE, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES, EVEN IF IT HAS NOTICE OF THAT THOSE KINDS OF DAMAGES MAY OCCUR.

14.4	Assignment, Subcontracting.

(A)

Neither Party will assign any part or all of this Agreement without the other Party’s prior written consent; provided, however, Purchaser may assign this Agreement to an Affiliate without Manufacturer’s prior written consent or in connection with a merger, acquisition or sale of substantially all of its assets or controlling interest in its voting stock, and Manufacturer may assign this Agreement with prior notice (including the identity of the assignee) to an Affiliate or (without limiting Purchaser’s rights pursuant to 13.2(B)(iii) [termination for Change of Control]) in connection with a Change of Control. Any attempt by a Party to assign in violation of this Section 14.4(A) is void in each instance. All the terms and conditions of this Agreement will be binding upon, will inure to the benefit of, and will be enforceable by the parties and their respective successors and permitted assigns.

(B)

Manufacturer may subcontract or delegate any of its obligations under this Agreement to any subcontractors or delegates (“Subcontractors”) or Dealers without Purchaser’s prior written consent, provided that Manufacturer will be responsible for the full performance of its obligations under this Agreement and for its Subcontractor(s)’ and Dealers’ acts or omissions in connection with this Agreement. Manufacturer’s right to subcontract or delegate any of its obligations under this Agreement is subject to Amazon’s prior and continuing approval of any and all Subcontractors; provided, however, that if Amazon does not continue to approve a Subcontractor that was previously approved by Amazon, Manufacturer will have a commercially reasonable time period to either insource those duties that were subcontracted or find a replacement Subcontractor that is approved by Amazon. A list of pre-approved Subcontractors and the activities they may perform will be attached to the applicable Work Order. For clarity, the Parties acknowledge and agree that upstream suppliers of parts, components and services to Manufacturer and any Personnel or Affiliates of Manufacturer performing services or other obligations in favor of Manufacturer in relation to this Agreement will not be considered Subcontractors.

(C)

Purchaser may direct Manufacturer to send invoices for any Order issued under this Agreement to a “bill to” entity and address that is different from the “ship to” entity and address. Those directions will not alter the responsibility of Purchaser to pay all properly payable amounts on any such invoice in accordance with the terms of the Order and this Agreement if the “bill to” entity does not pay those amounts as set forth in this Agreement. Alternatively, Purchaser may assign any Order issued under this Agreement, including title to the Products covered by that Order, to a bona fide lessor or a third-party financier by providing written notice to Manufacturer. At Amazon’s election, any of the Products may be purchased by Purchaser directly or by Purchaser arranging for the purchase of the Product through any bona fide lessor or third-party financier chosen by

Purchaser, or through any other reasonable means determined by Purchaser; provided, that (i) any such arrangement or other reasonable means involving a third-party purchaser will not relieve Manufacturer of its obligations to Purchaser under this Agreement, and (ii) Purchaser shall be responsible for the full performance of the obligations of any such third-party company under this Agreement, and shall be responsible for such third-party company’s acts or omissions in connection with this Agreement.

14.5

Waivers and Remedies. No waiver of any breach of any provision of the Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof. No waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party. The failure of a Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision.

14.6

Severability. If any provision of this Agreement or the application thereof to any person, entity, or circumstance will at any time or to any extent be determined to be invalid or unenforceable under any provision of applicable Law, to the full extent the applicable Law may be waived, it is hereby waived. To the extent such Law cannot be waived, the invalid or unenforceable provision will be replaced by a valid provision which comes closest to the intentions of the parties to this Agreement. In case such replacement provision cannot be agreed upon, the invalidity of the provision in question will not affect the validity of any other provision or this Agreement as a whole, unless the invalid provision is of such essential importance that it can be reasonably shown that the Parties would not have entered into this Agreement without the invalid provision.

14.7

Governing Law; Venue; Jurisdiction. This Agreement is governed by the substantive laws of the state of Delaware, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising under, in connection with, or incident to this Agreement or about its interpretation will be resolved exclusively in the state or federal courts located in New Castle County, Delaware. Each Party irrevocably submits to those courts’ venue and jurisdiction and waives all defenses of lack of personal jurisdiction and forum non-conveniens. A final judgment in any such suit or action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

14.8	Construction; Standard Forms.

(A)

The section headings of this Agreement are for convenience only and have no interpretive value. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Each Party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(B)

A Party may use its standard business forms or other communications to administer transactions under this Agreement, but use of such forms is for the Parties’ convenience only and does not alter the provisions of this Agreement. Any terms or conditions that are preprinted in such forms or that are included in an Order acknowledgement are null, void, and of no effect.

(C)

No Party will be bound by, and each Party specifically objects to, any provision that is different from or in addition to the provisions of this Agreement, including any documents attached to or incorporated into this Agreement (whether proffered verbally or in any quotation, invoice, shipping document, acceptance, confirmation, correspondence, or otherwise), unless such provision is specifically agreed to in a writing signed by the applicable Party.

14.9	Entire Agreement; Precedence; Amendment.

(A)

This Agreement, together with the NDA, all Addenda and other attachments, and all Orders issued hereunder, which are incorporated in and made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matters hereof and supersedes any previous or contemporaneous oral or written agreements, understandings, and discussions regarding such subject matters.

(B)

In the event that any conflict exists between the terms and conditions contained in this Addendum A (General Terms and Conditions) to this Agreement and any other terms and conditions attached to or incorporated into this Agreement as another Addendum (including the Work Order) or other attachment (including a Purchase Order) that cannot be resolved on the face of such documents, then the terms of such other Addendum or attachment, as the case may be, will control with respect to the subject matter of the applicable Addendum or other attachment. However, if an Order references or incorporates a proposal from Manufacturer, such proposal is referenced or incorporated solely for purposes of defining the scope, pricing, the Product specifications set forth in the applicable Order, the quantity and delivery schedule and location for such Products, and any terms set forth in the body of this Agreement or Addendum shall supersede any contrary or inconsistent terms set forth in or referenced by such proposal. In the event of a conflict or inconsistency between the terms of a Work Order and the terms of a Purchase Order issued thereunder, the terms of the Work Order shall prevail to the extent of the conflict or inconsistency, except for quantity, Delivery Date and delivery location for the Products or Services ordered under that Purchase Order. Governing law provisions, arbitration clauses, and time limitations on commencing legal action (if any) contained in any attached Product Warranties do not apply to any disputes, claims, or controversies arising from or relating to this Agreement or the Products, provided however that the foregoing will not have the effect of, or result in, overriding or extending the period of time during which any Product Warranty applies. Furthermore, any reference in an attached Product Warranty to the “first owner,” “first purchaser,” “original buyer,” or the like, shall be deemed to refer to “Purchaser.”

(C)	This Agreement may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

(D)	This Agreement is not enforceable by any third parties and is not intended to confer any rights or benefits to anyone who is not a Party, or Affiliates of a Party, to this Agreement.

14.10

Counterparts. This Agreement (including any Order entered into hereunder) may be executed by facsimile and in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument.

Addendum B

WORK ORDER NO. 1

This Work Order No. 1 (this “Work Order”), between Amazon Logistics, Inc., a Delaware corporation (“Amazon”), and Lion Buses Inc. (DBA The Lion Electric Company) (“Manufacturer”), is effective as of the date last signed by both Parties below (the “WO Effective Date”), and is entered into pursuant to the Master Purchase Agreement (together with the addenda attached thereto, the “Agreement”) between Amazon and Manufacturer to which this Work Order is attached. Each capitalized term not defined in this Work Order has the meaning attributed to it in the Agreement. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

1.

General. This Work Order incorporates all of the terms and conditions of, and is made a part of, the Agreement. The purpose of this Work Order is to set forth the general terms and conditions (in addition to those set forth in Addendum A to the Agreement (General Terms and Conditions) (the “T&Cs”)) governing the manufacture, purchase, and sale of the Products (as defined below). As further described in Section 6 (Ordering Process), pursuant to this Work Order, the Parties may enter into one or more Purchase Orders for Products, which will be governed by all of the terms and conditions of the Agreement, including this Work Order. This Work Order does not establish any minimum purchase commitment, and no Party is obligated with respect to any particular transaction for any quantity of Products unless and until Purchaser issues a Purchase Order for such Products and the Purchase Order is accepted in accordance with the terms and conditions of the Agreement. Acceptance of a Purchase Order will constitute each Party’s reaffirmation of the terms and conditions of the Agreement.

2.

Products. The products available for purchase pursuant to a Purchase Order issued under this Work Order (the “Products”) consist of: (i) Battery Electric Class 6 or Class 8 trucks meeting the Product Specifications (defined below) (referred to in this Work Order as “BEVs”); and (ii) service parts, repair parts, and replacement parts manufactured, sourced, or supplied for the BEVs by Manufacturer (including through affiliated dealers or service or repair centers) or its authorized suppliers (referred to in this Work Order as “Parts”).

3.	Specifications. The specifications for the BEVs (“Product Specifications”) consist of the specifications in Schedule 1 to this Work Order. [***]

4.	Services and Warranty.

4.1

Training. Each time that at least [***] BEVs are to be deployed at a given Amazon-designated location (i.e., expected domicile of such BEVs or location where such BEVs are expected to spend a majority of non- operational time), Manufacturer (directly or through an Affiliate) will provide a reasonable one-time training session for Amazon and its Personnel on BEV usage at such location, on a date and time to be mutually agreed upon by the Parties. Furthermore, each time that Amazon issues a single Purchase Order for at least [***] BEVs (regardless of the number of BEVs to be deployed at any single Delivery Location), Manufacturer (directly or through an Affiliate) will provide a reasonable one-time training session for Amazon and its Personnel on BEV usage at one of the Delivery Locations included in that Purchase Order, with the specific location to be selected by Amazon, and the training taking place on a mutually-agreed time and date. Any other BEV training sessions will be conducted at a Manufacturer “Experience Center,” at Manufacturer’s factory in Saint-Jerome, QC, Canada or by way of video- conference. Each Party will be responsible for its costs and expenses, including travel and attendance costs, incurred in connection with trainings to be provided pursuant to this Section 4.1.

4.2

Maintenance & Repair. Manufacturer will establish and operate (directly or indirectly through affiliated dealers or service or repair centers) a maintenance program covering all of the required maintenance and repair (excluding major collision and body damage) work for the BEVs. Unless covered by the Product Warranty (in which case the terms of the Product Warranty will apply), or as otherwise set forth in the Agreement, including Section 5.1 of the T&Cs (Remedies for Non-Conforming Product), maintenance and repair work will be performed at a cost payable by Amazon within parameters to be reasonably agreed by Manufacturer and Amazon. Additionally, Manufacturer will establish and operate BEV maintenance facilities and/or capabilities (including through affiliated or third-party dealers or service or repair centers or dedicated service technicians) within [***] of each specific location at which Amazon has at least [***] BEVs deployed (each such region, a “Geographic Region”). Amazon will use commercially reasonable efforts to notify Manufacturer as soon as practical if establishing any new Geographic Region (if not already apparent via the locations specified in forecasts or Purchase Orders for BEVs hereunder).

4.3

Parts. Amazon may also purchase Parts on an as-needed basis from Manufacturer. [***]. Manufacturer will supply all necessary Parts to Amazon for so long as BEVs remain in service, and will use commercially reasonable efforts to arrange for expedited emergency delivery of Parts, at Amazon’s request (and at a reasonable expedite fee agreed upon by the Parties).

4.4	Product Warranty.

(A)

BEVs: The Product warranty attached as Schedule 2 to this Work Order (the “Product Warranty”) will apply to each BEV purchased hereunder, beginning at the time of delivery and continuing for the time period set forth in the Product Warranty. For clarity, the performance warranties contained in Section 4.2 of the T&Cs (Performance (Product) Warranties) will not apply to BEVs sold under this Work Order.

(B)

Parts: The performance warranties contained in Section 4.2(A) of the T&Cs (General) will not apply to Parts sold under this Work Order. However, Section 4.2(B) of the T&Cs (Third-Party Warranties) will apply to Parts manufactured by third parties and sold under this Work Order and Section 4.3 of this Work Order will apply to the Parts manufactured by Manufacturer and sold under this Work Order. If Amazon purchases replacement batteries, then the battery warranty contained in Schedule 2 would apply to such Parts.

(C)	For clarity, the representations and warranties contained in Sections 4.1 (General) and 6.1 (Compliance with Law) of the T&Cs apply to all Products (including BEVs and Parts) sold hereunder.

5.	[***]

6.	Ordering Process.

6.1

Amazon (or an Affiliate of Amazon, pursuant to Section 1.2 (Extension to Affiliates) of the T&Cs) may issue Purchase Orders to Manufacturer for the purchase of Products. All Purchase Orders will be in the form of a written or electronic communication sent to the attention of the Manufacturer to the contact information set forth below (email is sufficient), and will specify the: (i) type, Product Specifications (in the case of BEVs) and quantity of Products ordered; (ii) Delivery Location, and (iii) date on which the Products must be made available at the Delivery Location (“Delivery Date”).

Contact Information for Purchase Orders:

Lion Buses Inc.

921, chemin de la Rivière-du-Nord

Saint-Jérôme (Québec) J7Y 5G2

email: [***]

6.2

For BEVs, the Delivery Date requested will be no less than [***] (such time period referred to as “Lead Time”) from the date of acceptance by Manufacturer of the Purchase Order in accordance with the terms and conditions of the Agreement (including this Work Order). Manufacturer will confirm acceptance or rejection of each Purchase Order in writing (email is sufficient): (a) within [***] following its receipt thereof, in the case of any Purchase Order relating to one or more BEVs with Product Specifications within the specifications set forth in Schedule 1 to this Work Order, or (b) as soon as practically reasonable in the case of any portion of a Purchase Order for one or more BEVs with Product Specifications that are not within the specifications set forth in Schedule 1 to this Work Order. Manufacturer will accept all Purchase Orders for BEVs that comply with each of the following parameters: (i) the Product Specifications; (ii) the required Lead Time; (iii) the Delivery Schedule; and (iv) the Forecasted Volumes (listed in the table in Section 7.2). Manufacturer will use commercially reasonable efforts to accept any other Purchase Orders for BEVs (e.g., ones that that do not comply with the Product Specifications, the required Lead Time, the Delivery Schedule or the Forecasted Volumes).

7.	Forecasting and Delivery Timeline.

7.1

Delivery Dates. Manufacturer will deliver each BEV ordered hereunder in accordance with the terms and conditions of the Agreement by its applicable Delivery Date. The Parties may determine a more specific delivery plan for the BEVs between the date of acceptance of the applicable Purchase Order and the applicable Delivery Date, provided that the Delivery Date and the final destination location where the BEV is to be deployed will be determined at the time of each Purchase Order.

7.2

Forecasts. Amazon and Manufacturer will meet [***] to review reasonably anticipated monthly BEV purchase volumes and manufacturing capacity for the following twelve (12) months, and to reasonably establish a delivery schedule for such period (the “Delivery Schedule”) based on the manufacturing capacity of the Manufacturer and “level loading” principles (it being understood that the Delivery Schedule will provide for the delivery of a maximum of [***] BEVs per month, which threshold will be reasonably adjusted upward from time to time to take into account any increase in the manufacturing capacity of Manufacturer (e.g., expansion or new manufacturing facility)). All forecasted volumes will be submitted by Amazon to Manufacturer and are for planning purposes only, except that any Purchase Order placed by Amazon containing the required Lead Time and within the following quantities (the initial “Forecasted Volumes”) and otherwise meeting the criteria set forth in Section 6.2 subparts (i)-(iv) must be accepted by Manufacturer:

#	Year(s) of Delivery Date	Quantity
1	2020	10-15 BEVs

2	2021 through 2025	Up to 500 BEVs per year

3	2026 through 2030	Up to the greater of (i) 500 BEVs per year or (ii) 10% of Manufacturer’s annual production volume of BEVs

7.3

Prototype and Temporary Replacement BEVs. Manufacturer will make one (1) prototype BEV available at a mutually agreed-upon time and place for Amazon’s review, testing, and approval. Amazon may request changes to the Product Specifications prior to and/or in connection with its inspection of the prototype, provided however that any changes to this Work Order will need to be mutually approved by Manufacturer and Amazon, before being treated as forming part of the Product Specifications under this Work Order. Any prototype BEV or temporary replacement BEV provided by Manufacturer (including pursuant to Section 10.1) will be provided to Amazon without the Product Warranties but will otherwise come with all of the same protections, assurances, and warranties as those applicable to production BEVs purchased hereunder. However,

Amazon’s operation of a prototype BEV will be restricted to limited public roads unless otherwise agreed. Despite the Product Warranties not applying to temporary replacement BEVs, in no event will Amazon be responsible for any cost or expense relating to repairs or damages to temporary replacement BEVs that would have otherwise been covered under the Product Warranties.

8.	Cancellation.

8.1

Amazon may cancel one (1) or more BEVs under any previously submitted and accepted Purchase Order prior to the date that is [***] prior to the scheduled Delivery Date for the cancelled BEV without liability or penalty. Amazon may cancel one (1) or more BEVs under any previously submitted and accepted Purchase Order during the period from the date that is [***] prior to the cancelled BEV’s scheduled Delivery Date until the date that [***] prior to the cancelled BEV’s scheduled Delivery Date without any liability or penalty other than payment of a cancellation fee equal to [***] for each applicable cancelled BEV, which cancellation fee shall be invoiced by Manufacturer (via Lion US, as further described in Section 12.1 (Payment Terms) below) at the time of cancellation and payable by Amazon within [***] following receipt of such invoice. Except as may be specifically permitted in the Agreement, including in Sections 3.1(C), 3.1(D), and 5.1(D) of the T&Cs, Amazon may not cancel any Purchase Order for BEVs within [***] of the scheduled Delivery Date.

8.2	[***]

9.	Additional Terms.

9.1	Incentives.

(A)

Manufacturer will, and cause any Affiliate that fulfills a Purchase Order hereunder to, cooperate with Amazon in applying for any state or federal incentives and vouchers in relation to purchases to be made under the Agreement (each, an “Incentive”). Manufacturer represents, warrants, and covenants that all submissions (and information contained therein) made by Manufacturer or its Affiliates on behalf of Amazon or its Affiliates to any governmental authority in connection with any Incentive will be submitted to Amazon for prior review and approval, and all information relating to Manufacturer or its Affiliates included in any such submission will be in all material respects true, accurate and complete. Amazon represents, warrants and covenants that all information relating to Amazon and its Affiliates that Amazon provides to Manufacturer and instructs Manufacturer to include in any such submission will be in all material respects true, accurate and complete.

(B)

The Purchase Price (defined below) is calculated before reduction for any OEM, vendor, manufacturer, upfitter/retrofitter, or similar Incentive such as California’s Hybrids and Zero-Emission Truck and Bus Voucher Incentive Project (HVIP) incentive program and similar Incentives of all other U.S. states for which Manufacturer or its Affiliates are eligible in relation to the manufacture or sale of the Products (each, a “Manufacturer Incentive”). Amazon will be entitled to pay for each BEV the Purchase Price less any applicable Manufacturer Incentive which has been granted (i.e., approved) at the time of invoice, regardless of whether the Incentive has been paid or if a delay in obtaining the payment of the Manufacturer Incentive may occur. For clarity, any Manufacturer Incentive granted by the applicable governmental authority to Manufacturer or its Affiliate in relation to a Product will be credited against the Purchase Price, and such credit will take into account any taxes payable on the Manufacturer Incentive such that Manufacturer (or its Affiliate fulfilling the applicable Purchase Order) will receive on a net after tax basis the same amount as if no Manufacturer Incentive were granted.

9.2

Representations Regarding Regulatory Compliance. Manufacturer represents and warrants that all BEVs will comply with applicable U.S. safety-certifications and Laws (defined in Section 6.1 of the T&Cs (Compliance with Law)) in effect as of the date of delivery.

9.3

Manufacturing Facility. The BEVs will be produced at Manufacturer’s Quebec facility through 2022 and until such time as Manufacturer’s plant in the U.S. is completed, at which point the BEVs will be manufactured at the most cost-efficient Manufacturer facility for Amazon, considering all manufacturing, transportation and other costs.

9.4	Manufacturing Capacity; Disaster Recovery.

(A)

Manufacturing Capacity. Manufacturer will dedicate and maintain sufficient manufacturing capacity to fulfill all of the Forecasted Volumes of Amazon’s requirements for BEVs (such volumes being determined in accordance with the agreed upon Delivery Schedule). If Manufacturer expects that it will be unable to fulfill any accepted Purchase Order, Manufacturer will notify Amazon as soon as reasonably practicable and will provide a “make-good plan” to Amazon for its approval. The make-good plan, once approved by Amazon, will become incorporated into and form part of the applicable Purchase Order.

(B)

Disaster Recovery; Allocating Capacity. In the event that the manufacturing capacity at any Manufacturer facility is reduced (e.g., for reasons of force majeure, commercial impracticability, or otherwise), Manufacturer will allocate the remaining capacity so that the percentage reduction in manufacturing capacity dedicated to the BEVs is no greater than the overall percentage reduction Manufacturer has suffered.

9.5	[***].

10.	Service Levels and Credits.

10.1	BEV Downtime.

(A)

If BEV downtime (for example for preventative and other routine maintenance or as a result of maintenance issues relating to the BEVs (excluding collision and body damage)) is greater than: (i) [***] in any calendar month; or (ii) [***], Manufacturer will, at Amazon’s option, either: (A) use commercially reasonable efforts to provide at no cost a temporary replacement BEV that is in good working condition and ready for use in the ordinary course to Amazon within [***]; or (B) reimburse Amazon at a rate of [***] per BEV, in each case, until such time as the applicable BEV is again available for Amazon’s use in the ordinary course. For purposes of this Section 10, a BEV is “down” if the BEV is not available for Amazon’s use in the ordinary course, and BEV “downtime” is calculated as [***].

(B)

Notwithstanding the foregoing, downtime shall not accrue (i) during an Excusable Delay (defined in Section 3.1 of the T&Cs (Delivery Times)), (ii) if the downtime results from a failure to operate and maintain the BEVs under Amazon’s normal operating conditions or in accordance with the terms and conditions of the owner’s manual, the Product Warranty or any other Manufacturer standard recommendations communicated to Amazon, and (iii) if the downtime results from the failure of any part or component that is not covered by the Product Warranty or that has been attached or otherwise fixed to the BEV by Amazon or any other person (other than Manufacturer or its Personnel), including any box or trailer.

(C)

Amazon will notify Manufacturer as soon as reasonably practicable of any BEV downtime. Amazon will also use commercially reasonable efforts to enable Manufacturer to complete any preventative or other maintenance (including any work resulting from recalls) to reduce downtime as much as possible.

10.2

Delayed BEV Delivery. For each BEV that is not delivered within: (a) [***] after the applicable Delivery Date, Manufacturer will issue to Amazon a payment equal to [***] for each such BEV; and (b) [***] after the applicable Delivery Date, Manufacturer will issue to Amazon an additional payment equal to [***] for each such BEV. Payment of such delay credit shall be made to Amazon within [***] after the applicable Delivery Date (or at Amazon’s option, as a credit against Amazon’s next invoice). Notwithstanding the foregoing, delay time will not accrue during an Excusable Delay.

11.	Fees.

11.1

Purchase Price. The final purchase price for each BEV (exclusive of the Additional Charges, the “Purchase Price”) will be calculated in accordance with this Section 11, based on applying the “cost-plus” calculation methodology [***]

11.2	[***].

11.3	[***].

11.4	[***].

11.5	[***].

11.6	[***].

12.	Payment Terms; Financing.

12.1

Payment Terms. Subject to Amazon’s receipt and acceptance of each Product in accordance with the T&Cs, Amazon will pay The Lion Electric Co. USA Inc. (Manufacturer’s U.S.-based Affiliate, referred to herein a “Lion US”) the sum of the (x) Purchase Price (for clarity, less any Manufacturer Incentive to be deducted in accordance with Section 9.1 of this Work Order) in accordance with Section 2.3 of the T&Cs (Invoicing; Payment Terms) and Section 12.2 (Financing) of this Work Order; and (y) the Additional Charges. All payments under this Work Order are subject to Amazon’s receipt of Manufacturer’s invoice. Unless otherwise agreed in advance in writing, all invoices to be issued by Manufacturer hereunder must be issued by Lion US, and all payments due to Manufacturer hereunder shall be paid to Lion US. If at any time Lion US ceases to constitute an Affiliate of Manufacturer, Manufacturer will notify Amazon prior to the issuance of the next invoice hereunder and the Parties will determine whether to use an alternative invoicing and payee entity.

12.2	Financing.

(A)

Without limiting Section 14.4(C) of the T&Cs, Amazon retains the right to finance the purchase of each Product in its sole discretion. Manufacturer will reasonably cooperate in executing such additional documentation as may be necessary to effectuate such financing.

(B)	[***]

[Signatures on following page]

Each Party’s authorized representative is signing this Work Order on the date set forth below such Party’s signature.

Amazon:	Manufacturer

Amazon Logistics, Inc.	Manufacturer: Lion Buses Inc.

By: /s/ [***]	By: /s/ Marc Bédard

Printed Name: [***]	Printed Name: Marc Bédard

Title: Vice President	Title: Founder – CEO

Date Signed: July 6, 2020	Date Signed: juin 30, 2020

Schedule 1

PRODUCT SPECIFICATIONS

[***]

Schedule 2

PRODUCT WARRANTY

[***]

Schedule 3

EXAMPLE PURCHASE PRICE CALCULATIONS & PRICE FORM TEMPLATE

[***]

Addendum C

INFOSEC POLICY

THIRD PARTY SECURITY REQUIREMENTS

Document Contents:

Section 1 (1-3). Introduction with Scope, Definition and Permitted Purpose

Section 2 (4-8). Unless otherwise provided the terms in Section 2 are only applicable if the Manufacturer receives Amazon Information and Processes it on Manufacturer’s network.

Section 3 (9). Unless otherwise provided the terms in Section 3 are only applicable to Amazon’s suppliers that manufacture or provide equipment which is used or installed within Amazon’s facilities or premises, or is a part of Amazon’s operations for fulfilling customer orders.

1.	Scope

Manufacturer will comply in all respects with Amazon’s information security requirements as set forth in this Addendum C (the “Security Policy”). The Security Policy applies to Manufacturer’s performance under the Agreement and all Processing of, and Security Incidents involving, Amazon Information. This Security Policy does not limit other obligations of Manufacturer, including under the Agreement or laws that apply to Manufacturer, Manufacturer’s performance under the Agreement, or the Permitted Purpose. To the extent this Security Policy directly conflicts with the Agreement, Manufacturer will promptly notify Amazon of the conflict and will comply with the requirement that is more restrictive and protective of Amazon Information (which may be designated by Amazon). These commitments apply to Manufacturer and its Personnel.

2.	Definitions

The following definitions apply to this Security Policy.

2.1	“Aggregate” means to combine or store Amazon Information with any data or information of Manufacturer or any third party.

2.2

“Amazon Information” means: (a) all Amazon Confidential Information (as defined in the Agreement or in the non-disclosure agreement between the parties); (b) all other data, records, files, content or information received from Amazon or its affiliates and Processed by Manufacturer in connection with the Agreement; and (c) data derived from (a) or (b), even if anonymized.

2.3

“Confidentiality, Integrity, and Availability” refers to the three properties of the information-security model known as the “CIA Triad.” Confidentiality is the property that data or information is not made available or disclosed to unauthorized persons or processes. Integrity is the property that data or information have not been altered or destroyed in an unauthorized manner. Availability is the property that data or information is accessible and useable upon demand by an authorized person.

2.4	“Personnel” means Manufacturer’s or Subcontractor’s employees, agents, subcontractors, and other authorized users of its systems and network resources.

2.5

“Physical, Administrative, and Technical Safeguards” refers to the controls an organization implements to maintain information security. Physical safeguards address physical measures, policies, and procedures to protect electronic information systems and related buildings and equipment from natural and environmental hazards and unauthorized intrusion. Administrative safeguards address administrative actions, policies, and procedures to manage the selection, development, implementation, and maintenance of security measures to protect electronic data or information and to manage the conduct of Personnel in relation to the protection of that data or information. Technical safeguards address the technology, and the policies and procedures for its use, that protect electronic data or information and control access to it.

2.6

“Process” means any operation or set of operations on data, such as access, use, collection, receipt, storage, alteration, transmission, dissemination or otherwise making available, erasure, or destruction.

2.7

“Equipment Testing” means cybersecurity testing activities concerning the Manufacturer’s systems that are installed on Amazon’s environment. Testing activities include, but is not limited to, vulnerability management scanning and/or port scanning upon devices and testing equipment and code.

2.8

“Vendornet” means the network segment on which Amazon installs equipment provided by Amazon’s suppliers. This network is used to facilitate the Industrial Controls and Material Handling for Amazon’s Customer Fulfillment. Amazon’s suppliers will connect to this network to access their equipment for patching, maintenance or other support activities. VendorNet devices do not have access to the internet. VendorNet devices cannot initiate connections to other networks.

3.	Permitted Purposes

Manufacturer will Process Amazon Information only as follows:

3.1	Authorized data. Manufacturer may Process only the Amazon Information expressly authorized under the Agreement.

3.2	Only for purposes expressly authorized. Manufacturer may Process Amazon Information only for purposes expressly authorized under the Agreement.

3.3	Sale or other transfer prohibited. Manufacturer will not transfer, rent, barter, trade, sell, rent, loan, lease, or otherwise distribute or make any Amazon Information available to any third party.

3.4	Data aggregation prohibited. Manufacturer will not Aggregate Amazon Information, even if anonymized or pseudonymized, except as expressly authorized under the Agreement.

4.	Information Security Requirements

4.1

General security requirement. Manufacturer will maintain Physical, Administrative, and Technical safeguards consistent with industry-accepted best practices (including the International Organization for Standardization’s standards ISO 27001 and 27002, the National Institute of Standards and Technology (NIST) Cybersecurity Framework, or other similar industry standards for information security) to protect the Confidentiality, Integrity, and Availability of Amazon Information.

4.2	Specific safeguard requirements. In addition to following the above standards, Manufacturer’s information security program will include, at a minimum, the following safeguards and controls:

4.2.1

Written information security program. Manufacturer shall implement a written information security program, including appropriate policies, procedures, and risk assessments that are reviewed at least annually. The program will apply to Manufacturer’s employees, agents, subcontractors, and suppliers. Manufacturer will maintain a process to monitor and enforce program compliance and log program violations.

4.2.2

Security awareness training. Manufacturer will provide periodic security training to its Personnel on relevant threats and business requirements such as social-engineering attacks, sensitive data handling, causes of unintentional data exposure, and security incident identification and reporting.

4.2.3	Data inventory. Manufacturer will document and maintain information regarding how and where Amazon Information is Processed while in Manufacturer’s possession or control.

4.2.4

Secure configurations. Manufacturer shall manage security configurations of its systems using industry best practices to protect Amazon Information from exploitation through vulnerable services and settings.

4.2.5	Controlled use of administrative privileges. Manufacturer shall limit and control the use of administrative privileges on computers, networks, and applications consistent with industry best practices.

4.2.6

Vulnerability and patch management. Manufacturer will maintain a process to timely identify and remediate system, device, and application vulnerabilities through patches, updates, bug fixes, or other modifications to maintain the security of Amazon Information.

4.2.7

Maintenance, monitoring, and analysis of audit logs. Manufacturer will collect, manage, retain, and analyze audit logs of events to help detect, investigate, and recover from unauthorized activity that may affect Amazon Information. Logs will be kept and maintained for at least 18 months. In a multi- tenant environment with a shared responsibility model (e.g. a SaaS), Manufacturer shall associate all logs with a unique Amazon implementation id, and provide this information to Amazon upon request.

4.2.8

Malware defenses. Manufacturer will deploy anti-malware software to and configure all workstations and servers on Manufacturer’s network to control and detect the installation, spread, and execution of malicious code.

4.2.9

Firewalls. Manufacturer will maintain and configure firewalls to protect systems containing Amazon Information from unauthorized access. Manufacturer will review firewall rule sets at least annually to ensure valid, documented business cases exist for all rules.

4.2.10	Suitable Environment. Data will be used in an environment suitable to its purpose. Production data will not be used on test equipment and test data will not be used on production equipment.

4.2.11	Change Management. Changes to production systems are tracked, recorded, and reviewed.

4.2.12	Disablement of services. Disable all unnecessary services, protocols, and ports. Authorized services must be documented with a business justification and be approved.

4.2.13

Encryption. Manufacturer will encrypt all Amazon Information at rest and when in transit across open networks in accordance with industry best practices. Upon Amazon written request, the Manufacturer will confirm that all copies of encryption key have been securely deleted.

4.2.14	Access controls. Manufacturer will implement the following access controls with respect to Amazon Information:

(a)

Unique IDs. Manufacturer will assign individual, unique IDs to all Personnel with access to Amazon Information, including accounts with administrative access. Accounts with access to Amazon Information must not be shared.

(b)	Need-to-know. Manufacturer will restrict access to Amazon Information to only those Personnel with a “need-to-know” for a Permitted Purpose.

(c)

User access review. Manufacturer will periodically review Personnel and services with access to Amazon Information and remove accounts that no longer require access. This review must be performed at least once every 90 days.

4.2.15

“In bulk” access. Except where expressly authorized by Amazon in writing, Manufacturer will not access, and will not permit access to, Amazon Information “in bulk” whether the Amazon Information is in an Amazon- or Manufacturer-controlled database or stored in any other method, including storage in file-based archives (e.g., flat files).

(a)	Definition of “in bulk” access. For purposes of this section, “in bulk” access means accessing data by means of database query, report generation, or any other mass transfer of data.

(b)

“In bulk” safeguards. Manufacturer will implement appropriate Physical, Administrative, and Technical Safeguards—including access controls, logging [of all attempted or successful “in bulk” access], and monitoring to prevent and detect “in bulk” access to Amazon Information or, where authorized by Amazon, to (1) limit such access only to specified employees with a “need to know”, and (2) require explicit authorization and logging of all “in bulk” access.

(c)	“In bulk” log access. Upon Amazon’s request, Manufacturer will provide to Amazon all logs on “in bulk” access referenced in this section.

4.2.16	Account and password management. Manufacturer will implement account and password management policies to protect Amazon Information, including, but not limited to:

(a)

No default passwords. Before deploying any new hardware, software, or other asset, Manufacturer will change all default and manufacturer-supplied passwords to a password consistent with the password strength requirements in subsection (c).

(b)

Inventory of administrative accounts. Manufacturer will maintain an inventory of all administrative accounts with access to Amazon Information and will provide a list of these accounts to Amazon at Amazon’s request.

(c)	Password strength. Manufacturer will ensure that all Personnel use strong passwords by enforcing the following minimum requirements:

•	passwords must be a minimum length of 8 characters;

•	passwords may not match commonly used, expected, or compromised passwords; and

•	Manufacturer must force a password change if there is evidence the password may have been compromised.

(d)	Credential encryption. Encrypted passwords and other secrets shall be stored in an industry- accepted form that is resistant to offline attacks.

(e)	Rate limiting. Manufacturer shall implement an industry-accepted rate-limiting mechanism that effectively limits the number of failed authentication attempts that can be made on a user’s account.

4.2.17

Remote access; multi-factor authentication required. Manufacturer will implement multi-factor authentication (i.e., requiring at least two factors to authenticate a user) for remote access to (i) any network, system, application, or other asset containing Amazon Information; or (ii) Manufacturer’s corporate or development networks.

4.2.18

Data segregation. Except where expressly authorized by Amazon in writing, Manufacturer will logically and physically isolate Amazon Information at all times from Manufacturer’s and any third- party information.

4.2.19

Security testing. Manufacturer will conduct periodic internal and external penetration testing of systems that Process Amazon Information to identify vulnerabilities and attack vectors that can be used to exploit those systems. Identified vulnerabilities shall be addressed as part of Manufacturer’s vulnerability management program.

4.2.20

Personnel security and nondisclosure. Amazon may condition access to Amazon Information by Manufacturer Personnel on Manufacturer Personnel’s execution and delivery to Amazon of individual nondisclosure agreements, the form of which is specific by Amazon. If requested by Amazon, Manufacturer will obtain and deliver to Amazon signed individual nondisclosure agreements from Manufacturer Personnel that will have access to Amazon Information before granting access to Personnel.

4.3

PCI DSS requirements. If, in the course of its engagement by Amazon, Manufacturer has access to or will Process credit, debit, or other payment cardholder information, Manufacturer shall at all times remain in compliance with the Payment Card Industry Data Security Standard (“PCI DSS”) requirements (in addition to the minimum requirements in Section 4.2), and shall remain aware at all times of changes to the PCI DSS and promptly implement all procedures and practices necessary to remain in compliance with the PCI DSS.

4.4

Subcontracts. Manufacturer will not subcontract or delegate any of its obligations under this Security Policy to any subcontractors, affiliates, or delegates (“Subcontractors”) without Amazon’s prior written consent.

4.5

Access to Amazon Extranet and Manufacturer portals. Amazon may grant Manufacturer Personnel access to Amazon Information via web portals or other non-public websites or extranet services on Amazon’s or a third party’s website or system (each, an “Extranet”) for the Permitted Purposes. If Amazon permits Manufacturer to access any Amazon Information using an Extranet, Manufacturer must comply with the following requirements:

4.5.1

Permitted Purpose. Manufacturer and its personnel will access the Extranet and access, collect, use, view, retrieve, download or store Amazon Information from the Extranet solely for the Permitted Purpose.

4.5.2

Accounts. Manufacturer will ensure that Manufacturer Personnel use only the Extranet account(s) designated for each individual by Amazon and will require Manufacturer personnel to keep their access credentials confidential. Accounts are not to be shared.

4.5.3

Systems. Manufacturer will access the Extranet only through computing or processing systems or applications running operating systems managed by Manufacturer and that include: (i) system network firewalls in accordance with Section 4.2.9 (firewalls); (ii) centralized patch management in compliance with Section 4.2.6 (vulnerability and patch management); (iii) operating system appropriate anti-malware software in accordance with Section 4.2.8 (malware defenses); and (iv) for portable devices, full disk encryption.

4.5.4

Restrictions. Except if approved in advance in writing by Amazon, Manufacturer will not download, mirror or permanently store any Amazon Information from any Extranet on any medium, including any machines, devices or servers.

4.5.5

Account Termination. Manufacturer will terminate the account of each of Manufacturer’s personnel and notify Amazon no later than 24 hours after any specific Manufacturer personnel who has been authorized to access any Extranet (a) no longer needs access to Amazon Information or (b) no longer qualifies as Manufacturer personnel (e.g., the personnel leaves Manufacturer’s employment).

4.6

Amazon Sub-Domains or URL’s. Any (sub)domain or URL that the Manufacturer provisions for Amazon’s sole use during the contracted period must not be issued or re-used by a non-Amazon customer for [3-5] years after Amazon terminates use of the service.

5.	Data Retention, Return, and Destruction

5.1	Retention. Manufacturer will retain Amazon Information only as necessary for the Permitted Purposes.

5.2

Return and secure deletion of Amazon Information. At any time during the term of the Agreement at Amazon’s request, or upon the termination or expiration of the Agreement for any reason, Manufacturer shall, within 5 business days (or 30 calendar days for data in backup or online storage), return to Amazon and securely delete all copies of Amazon Information in its possession or control. Manufacturer shall confirm in writing that all copies of Amazon Information have been returned and securely deleted.

5.3

Archival copies. If Manufacturer is required by law to retain archival copies of Amazon Information for tax or similar regulatory purposes, Manufacturer shall (i) not use the archived information for any other purpose; and (ii) remain bound by its obligations under this agreement, including, but not limited to, its obligations to protect the information using appropriate safeguards and to notify Amazon of any Security Incident involving the information.

5.4

Deletion standard. All Amazon Information deleted by Manufacturer will be securely deleted using an industry-accepted practice designed to prevent data from being recovered using standard disk and file recovery utilities (e.g., secure overwriting, degaussing of magnetic media in an electromagnetic flux field of 5000+ GER, shredding, or mechanical disintegration). With respect to Amazon Information encrypted in compliance with this Security Policy, Manufacturer may delete data by permanently and securely deleting all copies of the encryption keys.

5.5

Media destruction. Before permanently discarding or disposing of storage media that (1) Manufacturer has physical access to or control of (e.g., laptop hard drives, desktop hard drives, USB or “thumb” drives, backup media, hard drives used in the Manufacturer’s own data center, or other portable storage media) and (2) contains, or has at any time contained, Amazon Confidential Information, Manufacturer will destroy the storage media using a technique designed to render the media unusable and the data unrecoverable (e.g., disintegration, incineration, pulverizing, shredding, and melting). This section shall not apply to storage media that Manufacturer does not have physical access to or control of, such as storage media used in a public cloud or other third-party environment. In such cases, Manufacturer shall ensure that all Amazon Confidential Information stored in the third-party environment is securely deleted when no longer needed using an industry-accepted practice (see Section 5.4, Deletion standard).

6.	Security Reviews and Audits

6.1	Vendor assessment questionnaires. Upon Amazon’s request, Manufacturer will complete a new Amazon risk assessment questionnaire.

6.2	Compliance with agreement. Upon Amazon’s request, Manufacturer will confirm to Amazon in writing Manufacturer’s compliance with this Agreement.

6.3

Other reviews; audits. Upon Amazon’s written request, to confirm Manufacturer’s compliance with this Agreement, Manufacturer grants Amazon or, at Amazon’s election, a third party on Amazon’s behalf, permission to perform an assessment, audit, examination, or review of the Physical, Administrative, and Technical Safeguards in place to protect Amazon Information Processed by Manufacturer under the Agreement. Manufacturer shall fully cooperate with the assessment.

6.4

Remediation. Manufacturer will promptly address any exceptions or deficiencies identified during Amazon’s security review or in any audit report, by developing and implementing a corrective action plan agreed to by Manufacturer and Amazon, at Manufacturer’s sole expense.

7.	Security Incidents

7.1

Security Incident defined. A “Security Incident” is (i) any actual or suspected compromise of the Confidentiality, Integrity, or Availability of Amazon Information; (ii) any actual or suspected compromise of, or unauthorized access to, any system that Processes Amazon Information that presents a risk to the Confidentiality, Availability, or Integrity of Amazon Information; or (iii) receipt of a complaint, report, or other information regarding the potential compromise or exposure of Amazon Information Processed by Manufacturer.

7.2

Incident response plan. Manufacturer shall maintain a written incident response plan and provide a copy of the plan to Amazon upon request. Manufacturer will remedy each Security Incident in a timely manner following its response plan and industry best practices.

7.3	Notice required. Manufacturer will notify Amazon of any Security Incident within 48 hours of becoming aware of the Security Incident.

7.4

Cooperation with Amazon’s investigation. Manufacturer will reasonably cooperate with Amazon in Amazon’s handling of a Security Incident, including, without limitation: (i) coordinating with Amazon on Manufacturer’s response plan; (ii) assisting with Amazon’s investigation of the Security Incident; (iii) facilitating interviews with Manufacturer’s Personnel and others involved in the Security Incident or response; and (iv) making available all relevant records, logs, files, data reporting, forensic reports, investigation reports, and other materials required for Amazon to comply with applicable laws, regulations, or industry standards, or as otherwise required by Amazon.

7.5

Third-party notifications. Manufacturer agrees that it shall not notify any third party (including any regulatory authority or customer) of any Security Incident without first obtaining Amazon’s prior written consent. Further, Manufacturer agrees that Amazon shall have the sole right to determine: (i) whether notice of the Security Incident is to be provided to any individuals, regulators, law enforcement agencies, or others; and (ii) the form and contents of such notice.

8.	Notice of Legal Process

Manufacturer will inform Amazon within 48 hours when its data is being sought in response to legal process or other applicable law (e.g., 18 U.S.C. § 2705(b)).

9.	Equipment Specific Terms

9.1	Authentication and Access Controls.

9.1.1

Certificate based authentication. Devices which connect to Amazon’s network, and have the ability to support certificates, must support X.509 certificates for identification with 802.1x authentication.

(a)	Certificate Validity. The certificate should have a validity of a minimum of 10 years or expected longevity of the device, whichever is longer.

(b)	Online Accessible. The signing Certificate Authority (CA) must have a published Certification Revocation List (CRL) and must be reachable online for as long as Amazon is operating the equipment.

(c)	Initial Authentication. The factory certificate must be available for 802.1x authentication out of the box.

(d)

Amazon issued certificates. Amazon issued certificates must also be supported after initial boot. A method to install a signed X.509 certificate on the device is required along with installing the CA chain of the authentication server so the device can validate the radius infrastructure (standard Public Key Infrastructure (PKI) with 802.1x).

(e)

Ability to install programmatically. A secure method must be available to programmatically install certificates on each device via automation, without physical access to the device (no thumb drives or serial ports to configure. It must be configurable securely over the network to load CA files and certificate files).

(f)	Certificate Rotation. Amazon may rotate the certificates frequently (e.g. 24 hours). Certificate rotations must not have any outages or operational impact (e.g. reboots).

(g)	Real Time Clock. The device must have a Real Time Clock (RTC) or other method to accurately track time from the factory to ensure the device can verify the validity windows of 802.1 servers.

9.1.2

Default Passwords. If the Manufacturer installs the equipment in the Amazon Fulfilment Centers, the Manufacturer must change the Default passwords on all equipment (devices/PLCs/cameras etc.) and software (operating system, applications, database, any other software, firmware) provided to Amazon.

9.1.3	Access Controls for Software (OS and Applications) (developed by vendor or 3P).

If	the Manufacturer installs the equipment and related software in the Amazon Fulfilment Centers, the

(a)	Software must support multiple user accounts to ensure all users have individual user IDs. Software must not be limited to a few user accounts which need to be shared amongst the users.

(b)

Software should support “Single Sign-on and Identity Federation” standards (e.g. OIDC, OAuth2.0, SAML). If the software does not support federation, it should, it should follow the password requirements in 4.2.16.

(c)

Software should have the ability to log authentication and access events. If the Manufacturer is not able to meet these requirements, the alternatives must be agreed to by Amazon Information Security in writing.

9.2

Device Hardening. If the Manufacturer installs the equipment in the Amazon Fulfilment Centers, services and software components which are not required for operations or maintenance of the devices must be disabled or removed by the Manufacturer. Documentation related to what is disabled or removed must be provided to Amazon.

9.3

Patching. Software and firmware, which connects to Amazon’s network must be patched following discussions with the Amazon team regarding criticality and impact. Operating systems must be on a currently supported platform and must never run on deprecated versions which are not currently under support, at the time of delivery. Manufacturer will inform Amazon, by contacting cfts-vm@amazon.com, prior to patching within Amazon’s network. Patches provided should be applicable remotely, unless physical access to the device or equipment in required (e.g. safety system).

9.4	Encryption on devices and systems.

9.4.1	Data In Transit. Insecure protocols such as Telnet, FTP and HTTP, which allow credentials to pass in clear text, must never be used, unless agreed upon by Amazon Information Security in writing.

9.4.2	Data at Rest. If sensitive data (e.g credentials, personally identifiable information of Amazon employees or Amazon customers, etc.), resides on the devices and systems it must be encrypted at rest.

9.5

Secure Product and Code Development Lifecycle. If Manufacturer provides equipment and/or develops code as part of the Products, Services or deliverables, it provides, evidence of a Secure Product and/or Code Development Lifecycle or program must be made available upon request.

9.6	Code Signing. Software and firmware developed by Manufacturer and provided to Amazon, must be signed by the supplier.

9.7	Manufacturer Access to Amazon Network.

9.7.1

Amazon approved remote access. Remote access methods to Amazon networks or equipment installed at Amazon facilities must utilize Amazon’s Virtual Private Network (VPN) solution and alternate methods (e.g. Cellular, Satellite, MiFi, etc.) are strictly prohibited.

9.7.2

Manufacturer client systems. Manufacturer will access Amazon VPN only through computing or processing systems or applications running operating systems managed by Manufacturer and that include: (i) system network firewalls in accordance with Section 4.2.9 (Firewalls); (ii) centralized patch management in compliance with Section 4.2.6 (Vulnerability and patch management); (iii) operating system appropriate anti-malware software in accordance with Section 4.2.8 (Malware defenses); and (iv) for portable devices, full disk encryption.

9.8

Network changes. All network attachments are forbidden other than the standard Amazon Vendornet, including but not limited to wireless (Cellular, Satellite, Microwave, Infrared, Li-Fi, etc), wired and audio based methods.

9.9

Systems and device changes. Only systems and devices agreed-upon in the documented design submitted to Amazon may be utilized. Any additions or modification of systems and devices must be reviewed and receive written approval by Amazon Information Security before deployment.

9.10	Vulnerability Assessment.

9.10.1

Authorization to perform Equipment Testing. Manufacturer hereby authorizes Amazon to perform those certain cybersecurity testing activities concerning Manufacturer’s systems, including testing equipment and code, that are installed in Amazon’s environment. Amazon may perform vulnerability management scanning and/or port scanning upon any devices that will be installed on or have access to Amazon’s corporate networks.

9.10.2

Manufacturer responsibilities. Manufacturer acknowledges that the Equipment Testing may require Amazon to gain access, or to attempt to gain access, to technology infrastructures, confidential information, data, assets, or devices that are owned by Manufacturer or that are licensed or leased from, or hosted or otherwise provided and owned by third parties (collectively, the “Manufacturer Property”). In performing the Equipment Testing, Amazon may, if relevant to the Equipment Testing pursuant to this Authorization, circumvent technology or physical measures designed to protect against unauthorized access to Manufacturer Property, including those that effectively control access to material protected by various intellectual property laws, as well as use or provide technology to achieve any such circumvention.

9.10.3

Timeline. Manufacturer will inform Amazon, by contacting asoc-vm-external- reports@amazon.com, within 72 hours of becoming aware of a vulnerability affecting the Manufacturer’s Products or Services. Manufacturer must also publish the vulnerability information on ICS CERT, if the equipment is designed, developed, and manufactured by the Manufacturer. In the event that Amazon identifies a vulnerability and notifies the Manufacturer, the Manufacturer will acknowledge receipt of Amazon’s notification in 5 business days. Amazon may also notify ICS- CERT. In either event, the Manufacturer will provide a timeline, in the next 5 business days, to remediate the vulnerability. This timeline will be discussed and agreed upon between Amazon and the Manufacturer based on the criticality of the vulnerability. If the parties cannot agree to the timeline, such timeline shall be determined by Amazon, in its sole discretion and in good faith.

9.10.4

Manufacturer’s representations. Manufacturer hereby represents and warrants that: (i) it owns and controls, directly or indirectly, or has procured, and will maintain all necessary rights to use and access and provide Amazon the right to use and access, all of the Manufacturer’s property that may be used or accessed by Amazon to perform the Equipment Testing; (ii) Manufacturer has the full power and authority to engage and direct Amazon to access Manufacturer property and to perform the Equipment Testing; (iii) this Authorization will not violate any term or condition of any agreement that Manufacturer has with any third party. Manufacturer is solely responsible for (i) obtaining any consents necessary for Amazon to perform the Equipment Testing and for (ii) providing any notices required in connection with the Equipment Testing and Amazon’s access or potential access to the Manufacturer Property in the course Amazon’s performance of the Equipment Testing. Manufacturer will provide all necessary guidelines for Amazon to access or circumvent Manufacturer Property, as are reasonably required for Amazon to perform the Equipment Testing.

9.10.5

Intellectual Property. Manufacturer hereby grants to Amazon, a non-exclusive, fully paid, worldwide, non-transferable, limited right and license to permit Amazon, and its subcontractors, to use Manufacturer Retained Intellectual Property, for the purposes of conducting the cybersecurity testing and scanning. Upon completion of the Equipment Testing, Amazon.com hereby grants to Manufacturer a perpetual, worldwide, non-transferable, non-exclusive, irrevocable right and license to use, and copy deliverables provided to Manufacturer under this Authorization, if any, for purposes of Manufacturer’s and its affiliated companies’ internal business only.

9.10.6

Amazon’s Subcontractors. Amazon may, at its own expense and in its sole discretion, retain advisors and consultants with respect to any and all Equipment Testing and may, in its sole discretion, delegate or subcontract the performance of any such Equipment Testing hereunder to one or more subcontractors.

Addendum D

PERSONNEL SUITABILITY REQUIREMENTS

This Addendum D describes the process Manufacturer shall employ for evaluating whether an individual member of Manufacturer’s Personnel (an “Individual”) may be assigned to provide Services to Purchaser. However, nothing in this Addendum imposes any obligation on Manufacturer to make any employment decisions or prevents Manufacturer from assigning disqualified Individuals to provide services to Manufacturer’s other clients.

By executing the Agreement, Manufacturer acknowledges that it has independently evaluated the requirements of this Addendum and voluntarily and knowingly adopted them.

1.	PURCHASER’S REQUIREMENTS.

Except as expressly agreed by Purchaser, or prohibited by applicable Laws, including Title VII, the Fair Credit Reporting Act, and the Americans with Disabilities Act, before an Individual (A) is granted (1) unescorted access to a facility operated by, or for the benefit of, Purchaser or its Affiliates or (2) unrestricted access to data owned by Purchaser or its Affiliates or (B) begins performing Services involving direct interaction with Purchaser’s or its Affiliates’ customers (an Individual with such access, an “Amazon Contractor”), Manufacturer shall complete the following tasks.

1.1	Manufacturer shall verify that the Individual has sufficient skill, experience, and ability to perform the Services.

1.2

Manufacturer shall complete a criminal background check on the Individual and determine whether the results permit Manufacturer to assign the Individual to perform the Services pursuant to sections 3 and 4 of this Addendum.

1.3

Manufacturer shall test the Individual for illegal drug use, but only if the Services include (A) tasks that reasonably pose a risk of causing substantial harm to the Individual or others or (B) interacting directly with Purchaser’s or its Affiliates’ customers, including maintaining, operating, or accessing powered or heavy equipment, motor vehicles, or high voltage areas and “white glove” delivery services.

1.4	Manufacturer shall obtain and retain records of all documentation required by the Agreement.

1.5

Manufacturer shall develop and maintain, at a minimum, commercially reasonable policies compliant with applicable Laws addressing (A) workplace harassment, (B) anti-discrimination, (C) workplace health and safety, incorporating all requirements of the Amazon Contractor Safety Policy and Contract Pre-Task Checklist, and (D) requesting disability accommodations (collectively, the “Manufacturer Policies”).

1.6	Manufacturer shall train each Individual on the Manufacturer Policies and provide relevant task training, including an orientation to Purchaser’s facility, if applicable.

2.	SUBCONTRACTING.

2.1

Purchaser hereby consents to Manufacturer subcontracting any of the tasks described in section 1 of this Addendum to any third-party service provider reasonably acceptable to Purchaser, including the service provider used by Purchaser (the “Preferred Provider”).

2.2

Notwithstanding the existence or terms of any subcontract with a third-party service provider, Manufacturer shall remain solely responsible for complying with this Addendum, unless Manufacturer uses the Preferred Provider.

2.3	Manufacturer may obtain background checks from the Preferred Provider using Purchaser’s negotiated rates by notifying the Preferred Provider that Manufacturer is providing Services to Purchaser.

3.	INDIVIDUAL QUALIFICATIONS.

3.1

Except as prohibited by applicable Laws, before an Individual becomes an Amazon Contractor, Manufacturer shall ensure that the Individual (A) is 18 years of age or older, (B) is able to meet the physical demands of the Services, including, if applicable, with reasonable accommodations, (C) has a high school diploma or equivalency, and (D) can read and write English sufficiently to perform the tasks associated with the Services to be provided by the Individual.

3.2

Except as prohibited by applicable Laws, Manufacturer shall not permit an Individual who appears on any relevant national governmental restricted or prohibited dealings lists, including the Office of Foreign Asset Control (OFAC)’s Specially Designated Nationals and Blocked Persons List to become an Amazon Contractor.

3.3

To the extent permitted by applicable Laws and taking into account (A) the nature of the Services, (B) the nature and gravity of an Individual’s past crimes, (C) the date of any offense and the time since the completion of any sentences, and (D) any other relevant factors specific to the Individual (such as the facts or circumstances surrounding the offense, the number of offenses for which the Individual was convicted, the Individual’s age at the time of the offense, employment history post-offense, and rehabilitation efforts), Manufacturer shall not permit an Individual with a criminal record that makes the Individual unsuitable to perform the Services or an Individual involved in a pending criminal case to become an Amazon Contractor. However, Manufacturer shall not consider arrest records or expunged or sealed records.

3.4

To the extent permitted by applicable Laws and taking into account whether the tasks involved in the Services reasonably pose a risk of causing substantial harm to the Individual or others, Manufacturer shall not permit an Individual who tests positive for illegal drug use to become an Amazon Contractor.

4.	PROCEDURES.

4.1	Background Checks.

(A)	Before performing any background checks on an Individual, Manufacturer shall make all disclosures and obtain all consents required by applicable Laws, including the Fair Credit Reporting Act.

(B)

Manufacturer shall perform background checks using an Individual’s Social Security number or equivalent unique identifier (either, an “Identifier”) and a list of states the Individual has lived in the past seven years, as determined by self-reporting and research using the Identifier. Manufacturer shall use commercially reasonable efforts to verify that the Identifier is valid and correctly identifies the Individual. Then, using the name and date of birth, Manufacturer shall search the following databases for criminal records.

(i)	Manufacturer shall search a national criminal database.

(ii)

Manufacturer shall search the applicable criminal record databases of each county court and federal district in each state which the search of the National Criminal Database indicates that the Individual may have a criminal record.

(iii)

Manufacturer shall search the applicable criminal record databases of each county court in each state Manufacturer reasonably believes the Individual lived in the past seven years and the state where the Services will be performed. Notwithstanding the foregoing sentence, Manufacturer may search the applicable state criminal record database in lieu of performing the “countywide” search in Alabama, Colorado, Florida, Georgia, Kentucky, Maryland, Montana, Nebraska, New Mexico, New York, North Carolina, Oregon, South Carolina, Utah, Washington, and Wisconsin.

(iv)	Manufacturer shall search the applicable criminal record databases of each federal district in each state Manufacturer reasonably believes that the Individual lived in the past seven years.

(v)

Manufacturer shall search the sex offender registry of the U.S. Department of Justice’s National Sex Offender Public Website Manufacturer shall search any relevant national governmental restricted or prohibited dealings lists, including the OFAC’s Specially Designated Nationals and Blocked Persons List.

(C)

To calculate scope, in reviewing the past seven or more years of criminal history, Manufacturer must look to the disposition date of the case, jail or prison time actually served, parole, and probation, except in states where using probation to extend scope is prohibited.

(D)	Background checks should be adjudicated on a case by case basis using a Manufacturer’s best judgment to protect its employees, customers, data, and property.

(E)

Manufacturer should consult with their own Legal counsel to determine how to comply with federal, state, county and city regulations pertaining to the use of criminal records. The EEOC has also provided guidance, which can be viewed here: http://www.eeoc.gov/eeoc/publications/background_checks_employers.cfm

Before taking any adverse action against an Individual based on any information collected during the background check process, Manufacturer should consult with their own Legal counsel to determine what applicable laws apply.

4.2	Drug Testing.

(A)	Before performing any drug tests on an Individual, Manufacturer shall make all disclosures and obtain all consents required by applicable Laws.

(B)

Manufacturer shall drug test Individuals using an independent certified testing agency. At a minimum, the drug test must be a five-panel drug test, U.S. Department of Transportation drug and alcohol test, Federal Aviation Administration drug and alcohol test, or such other test as required by applicable Laws.

(C)	Manufacturer’s drug testing program shall test lab certified urine, saliva, or hair and may not use “instant-read” saliva tests.

(D)

If Manufacturer is required to drug test Individuals before they become Amazon Contractors, Manufacturer shall also develop and implement policies and processes for (1) performing random drug tests on Amazon Contractors, (2) drug testing any Amazon Contractor involved in a workplace accident while performing the Services, and (3) removing any Amazon Contractor who tests positive for illegal drug use from the Services. Manufacturer shall also test any Amazon Contractor for illegal drugs upon Purchaser’s request, based on reasonable suspicion.

(E)	Before sharing or disclosing any drug test results, Manufacturer shall make all disclosures and obtain all consents required by applicable Laws.

5.	RECORD RETENTION.

Manufacturer shall obtain and maintain the following completed documentation in written or digital form for each Individual who becomes an Amazon Contractor, during the Individual’s employment as an Amazon Contractor, and for a period of four years following the date that the Individual ceases to be an Amazon Contractor.

5.1	Manufacturer shall maintain copies of all required consents.

5.2	Manufacturer shall maintain copies of the results of the criminal database searches.

5.3	Manufacturer shall maintain copies of the results of the restricted or prohibited dealings list searches.

5.4	Manufacturer shall maintain copies of the results of the sex offender registry searches.

5.5	Manufacturer shall maintain copies of all required personnel registrations, including documentation substantiating Manufacturer’s submission of the Individual’s Employment Verification Form I-9.

5.6	If applicable, Manufacturer shall maintain copies of the results of each of the Individual’s drug tests, as certified by an independent certified testing agency.

5.7	If applicable to the Services, Manufacturer shall maintain copies of each of the Individual’s professional licenses, including the Individual’s commercial driver’s license.

5.8	Manufacturer shall maintain copies of any other required Personnel documentation set forth in the Agreement.

6.	AUDITS.

Subject to Manufacturer making all required disclosures and obtaining all required consents, and except as prohibited by applicable Laws, Manufacturer shall provide access to all documentation listed in section 5 of this Addendum in accordance with the provisions of Section 10 of the General Terms and Conditions.

7.	STRICT COMPLIANCE; RIGHT TO TERMINATE.

7.1	Manufacturer’s obligations set forth in this Addendum form a material part of the Agreement.

7.2

If Purchaser reasonably believes that Manufacturer has breached any of its obligations pursuant to this Addendum, Purchaser may provide Manufacturer with notice of the perceived breach. Upon receipt of such notice, Manufacturer shall have five business days to perform an internal audit and respond to Purchaser’s notice.

7.3

Manufacturer’s failure to strictly comply with the requirements of this Addendum, including promptly responding to any Purchaser notice of perceived breach, shall be a material breach of the Agreement.

8.	COMPLIANCE WITH LAWS; EFFECT OF ADDENDUM.

Notwithstanding any terms of this Addendum, Manufacturer shall independently ensure that its background check processes comply with all applicable Laws and in the event of any conflict between this Addendum and such applicable Laws, such Laws shall govern. Further, nothing in this Addendum is intended to modify the parties’ business relationship, as described in Section 9 of Addendum A (Independent Contractor; Personnel).